As filed with the Securities and Exchange Commission on February 11, 2008

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MEDPRO SAFETY PRODUCTS, INC.
(Exact name of Registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	3841 (Primary Standard Industrial Classification Code Number)	91-2015980 (I.R.S. Employer Identification Number)

817 Winchester Road, Suite 200
Lexington, KY 40505
(859) 225-5375
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Walter Weller
817 Winchester Road, Suite 200
Lexington, KY 40505
(859) 225-5375
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Alan K. MacDonald
Frost Brown Todd LLC
400 West Market Street, Suite 3200
Louisville, Kentucky 40202
(502) 589-5400
(502) 581-1087 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |_| ________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |_| _________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |_| _________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,””accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer |_| Non-accelerated filer |_| (Do not check if a smaller reporting company)	Accelerated filer |_| Smaller reporting company |X|

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, underlying Series A Convertible Preferred Stock (2)	6,668,230	$3.63	$ 24,172,334	$ 950
Common Stock, $0.001 par value per share, underlying warrants (2)	25,286,691	$3.63	$ 91,664,255	$3,602
Total (2)	31,954,921	$3.63	$115,836,589	$4,552

(1) In accordance with Rule 457(c), this price is estimated solely for purposes of calculating the registration fee and is based upon the average of the bid and asked prices of the common stock as reported on the OTC Bulletin Board on February 6, 2008.

(2) Pursuant to Rule 416 under the Securities Act of 1933 the registrant is also registering such additional indeterminate number of shares as may become necessary to adjust the number of shares as a result of a stock split, stock dividend or similar adjustment of its outstanding common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2008

PROSPECTUS

MedPro Safety Products, Inc.

31,954,921 Shares of
Common Stock

This prospectus relates to offers and resales or other dispositions by certain of our stockholders or their transferees of up to 31,954,921 shares of common stock, par value $0.001 per share, including 6,668,230 shares issuable upon the conversion of Series A Convertible Preferred Stock and up to 25,286,691 shares issuable upon the exercise of warrants.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the disposition of these shares by the selling stockholders, other than as a result of the conversion for cash of the Series A Convertible Preferred Stock or the exercise for cash of warrants held by the selling stockholders.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. The selling stockholders may be deemed underwriters of the shares of common stock that they are offering. We will bear all costs, expenses and fees in connection with the registration of these shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Our common stock is currently quoted on the OTC Bulletin Board “MPSP.BB.” On February 6, 2008, the last reported sale price of our common stock on the OTC Bulletin Board was $4.00 per share. As of January 31, 2008 we had 13,285,072 shares of common stock outstanding.

Investing in our common stock involves significant risks. Please read carefully the information under the headings “RISK FACTORS” beginning on page 3 and “FORWARD-LOOKING STATEMENTS” on page 13 of this prospectus before you invest in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2008.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	3
Forward-Looking Statements	13
Determination of Offering Price	14
Use of Proceeds	14
Dividend Policy	14
Market Price of our Common Stock	15
Selling Stockholders	16
Capitalization	18
Management’s Discussion and Analysis or Plan of Operations	27
Business	32
Management	40
Executive Compensation and Other Matters	41
Certain Relationships and Related Party Transactions	42
Beneficial Stock Ownership by Principal Shareholders and Management	46
Description of Capital Stock	47
Shares Eligible for Future Sale	53
Plan of Distribution	55
Legal Matters	57
Experts	57
Where You Can Find More Information	57
Index to Consolidated Financial Statements	F-1

        You should rely only on the information contained in this prospectus. Neither we, nor the selling stockholders have authorized anyone to provide prospective investors with information different from that contained in this prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information included in this prospectus is accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. Our business, financial condition, results of operations, cash flows and/or future prospects may have changed since that date. Information contained on, or accessible through, our website is not part of this prospectus.

        Neither we, nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to our common stock if the person making the offer or solicitation is not qualified to do so, or it is unlawful for you to receive such an offer or solicitation.

        In this prospectus we rely on and refer to information and statistics regarding the medical safety device industry. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

        No action is being taken in any jurisdiction outside the United States to permit public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession or distribution of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

PROSPECTUS SUMMARY

        This summary highlights selected information that is contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

        On December 28, 2007, our predecessor MedPro Safety Products, Inc., a Delaware corporation, merged with and into Dentalserv.com, a Nevada corporation with nominal assets and no active operations whose common stock was registered under the Securities and Exchange Act of 1934. In the merger, the combined corporation was renamed “MedPro Safety Products, Inc.” In this prospectus, unless otherwise indicated or the context otherwise requires, all references to “we” or “us” before the December 28, 2007 merger, are to the Delaware corporation. References after the December 28, 2007 merger are to the Nevada corporation that resulted from the merger and succeeded to the business of the Delaware corporation.

Our Company

        MedPro Safety Products, Inc. has developed and acquired a portfolio of medical device safety products incorporating proprietary needlestick prevention functionalities. We currently distribute a safety needle designed for the dental market. Our strategy for the next 24 months focuses on developing products in three related product sectors for commercial sale. We plan to enter into strategic partnership agreements with major medical products distribution firms, which whenever possible would be fixed “take-or-pay” contracts. We have entered into such a distribution agreement with one such distribution partner for one model of our blood collection devices and are negotiating the terms of distribution arrangements with respect to a second model. Through another strategic relationship, we have acquired rights covering five patents and over fifteen potential products, including a proprietary safety syringe product with a unique “anti-blunting” feature and a pre-filled pharmaceutical safety syringe. We are currently discussing the terms of distribution arrangement for a “take-or-pay” contract for the “anti-blunting” product. Our product development plans also include a safety dental syringe and a needleless intravenous line based on patents and designs we control. We have invested approximately $12 million in our technology to date, including patent, regulatory, compliance, acquisition, and marketing efforts.

        Our principal executive offices are located at 817 Winchester Road, Suite 200, Lexington, Kentucky 40505 and our telephone number is (859) 225-5375. Our website is http://www.medprosafety.net. The information on our website is not intended to be part of this prospectus.

Recent Developments

        On December 28, 2007, we completed a business combination with Dentalserv.com (“DSRV” or “Dentalserv”), a Nevada corporation with nominal assets and no active business, whose shares were registered under the Securities Exchange Act of 1934, as amended. On that date, the following transactions occurred concurrently:

•	The 5,625,550 shares of DSRV common stock then outstanding were combined into 1,406,387 common shares in a 1-for-4 reverse stock split.

•	Our predecessor MedPro Safety Products, Inc., a Delaware corporation, merged into DSRV. The combined company issued 11,284,754 of its common shares to former shareholders of our predecessor corporation in the merger and 593,931 common shares as a financial advisory fee.

•	The combined company, a Nevada corporation, changed its name from “Dentalserv.com” to “MedPro Safety Products, Inc.”

•	Vision Opportunity Master Fund, Ltd. (“Vision”), a Cayman Island investment fund that owned approximately 89.4% of the DSRV common stock before the merger, and other accredited investors purchased $13 million of newly issued shares of a new series of convertible preferred stock and warrants to purchase our common stock. Of the $13 million purchase price, $11 million was paid in cash at the closing of the transaction and $2 million is payable no later than March 31, 2008.

As a result of these transactions:

•	The combined company continues our historical business, which is developing and marketing medical safety devices incorporating proprietary needlestick prevention technology, as described in the “Business” section beginning on page 32.

•	The management of our predecessor company became the management of the combined company, and four persons designated by our predecessor company now comprise the board of directors of the combined company, as described under “Management”, beginning on page 40.

The Offering

        This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 31,954,921 shares of common stock. Of the shares being registered, 6,668,230 shares are issuable upon the conversion of our Series A Convertible Preferred Stock (“Series A Stock”) and 25,286,691 shares are issuable upon the exercise of stock purchase warrants. None of the shares of common stock being registered were issued and outstanding as of the date of this prospectus. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any of the proceeds from the disposition of these shares by the selling stockholders, other than as a result of the exercise of warrants held by the selling stockholders for cash.

Risk Factors

        See “Risk Factors” and other information included in this prospectus for a discussion of certain factors that you should carefully consider before investing in our common stock.

RISK FACTORS

        An investment in our common stock involves a number of risks. You should carefully read and consider the following risks as well as the other information contained in this prospectus, including the financial statements and the notes to those financial statements, before making an investment decision. The realization of any of the risks described below could have a material adverse affect on our business, financial condition, results of operations, cash flows and/or future prospects. The trading price of our common stock could decline due to any of these risks, and you could lose part or all of your investment. The order of these risk factors does not reflect their relative importance or likelihood of occurrence.

Risks Relating to Our Business

MedPro has incurred losses since inception. We may incur net losses in the foreseeable future and may never become profitable.

        Since MedPro’s inception in 1995, it has incurred significant losses and negative cash flows from operations. We incurred losses from operations of $985,000 in 2005, $2,975,000 in 2006 and $1,981,000 for the nine months ended September 30, 2007. As of that date, we had an accumulated deficit of $6,735,000 before our receipt of net proceeds of $10,539,000 from investors on December 28, 2007. We anticipate incurring additional losses for at least several more fiscal quarters. We expect to spend significant resources over the next few years to fund the development of our pipeline of potential products. To date, we have derived only limited revenue from the sale of two products. Our ability to generate revenues and become profitable will depend on our ability to timely, efficiently and successfully develop and commercialize more products. We cannot assure you that we will ever become profitable. If we sustain losses over an extended period of time, we may be unable to continue our business.

We expect we will need substantial additional funding to develop our products and for our future operations. If we cannot obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our product development or may be unable to continue our business.

        The development of our products will require substantial funds to obtain regulatory approvals and bring our products to market. Net cash used in operations was $2,769,000 in 2005, $2,229,000 in 2006 and $2,129,000 for the nine months ended September 30, 2007. We believe that our planned capital needs will be met at least through 2008 from our current cash on hand from the December 2007 offering as well as our cash from operations. Our future capital requirements will depend on many factors, including:

•	the progress and costs of our research and development programs, including our ability to develop our current portfolio of medical safety products, or to identify, acquire and develop new ones;

•	the time and cost involved in obtaining regulatory approvals;

•	the cost of manufacturing our products;

•	competing technological and market developments;

•	our ability to establish and maintain arrangements with third parties to assist in bringing our products to market and the cost of such arrangements;

•	costs associated with the integration of any new operation, including costs relating to future mergers and acquisitions with companies that have complementary capabilities;

•	expenses related to the establishment of sales and marketing capabilities;

•	the level of our sales and marketing expenses; and

•	our ability to introduce and sell new products.

        We anticipate we will need to raise additional funds to support our future expansion and growth plans, and we may need additional capital sooner than currently anticipated. Our funding requirements may change as a result of many factors, including underestimates of budget items, unanticipated cash requirements, future product and service opportunities, and future business combinations.

        We cannot be certain that additional financing will be available on acceptable terms, or at all. To the extent we raise additional capital through the sale of equity securities, the ownership position of our existing stockholders could be substantially diluted. If additional funds are raised through the issuance of preferred stock or debt securities, these securities are likely to have rights, preferences and privileges senior to our common stock. Fluctuating interest rates could also increase the costs of any debt financing we may obtain. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our products, or grant licenses on unfavorable terms.

        Failure to successfully address liquidity requirements will have a material adverse effect on our business. If we are unable to obtain additional capital on acceptable terms when needed, we may be required to take actions that harm our business and our ability to achieve cash flow in the future, including possibly the surrender of our rights to some technologies or product opportunities, delaying our clinical trials or curtailing or ceasing operations.

Our future growth depends upon the development of new products, and there can be no assurance that we will be able to develop them.

        A significant element of our strategy is to increase revenue by focusing on products that deliver greater benefits to patients, healthcare workers and researchers. The development of these products requires significant research and development, significant financial resources, clinical trials and regulatory approvals. The results of our product development efforts may be affected by a number of factors, including our ability to innovate, develop, acquire and manufacture new products, complete clinical trials, obtain regulatory approvals and reimbursement in the United States and abroad, or gain and maintain market approval of our products. In addition, patents obtained by others could preclude or delay our commercialization of a product. There can be no assurance that any products now in development or that we may seek to develop in the future will achieve technological feasibility, obtain regulatory approval, or gain market acceptance.

Even if we receive regulatory approval for our products, those products may never be commercially successful.

        Even if we develop medical safety products that obtain the necessary regulatory approval, and we have access to the necessary manufacturing, sales, marketing and distribution capabilities that we need, our success depends to a significant degree upon the commercial success of those products. If our products fail to achieve or subsequently maintain market acceptance or commercial viability, our business would be significantly harmed because our future royalty revenue or other revenue would depend upon sales of these products. Many factors may affect the market acceptance and commercial success of our products, including:

•	the timing of market entry as compared to competitive products;

•	the rate of adoption of new medical safety products by hospital, clinics and medical practitioners;

•	convenience and ease of administration;

•	pricing;

•	marketing;

•	availability of alternative products; and

•	activities by our competitors.

We will rely on third parties to manufacture our medical safety products.

        Our business strategy relies on third parties to manufacture and produce our medical safety devices in accordance with good manufacturing practices established by the FDA, or similar regulations in other countries. Our products may compete with other products or companies for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than our products. These third parties may not deliver sufficient quantities of our products, manufacture our products in accordance with specifications, or comply with applicable government regulations. In addition, if the manufactured products fail to perform as specified, our business and reputation could be significantly harmed.

        We cannot assure you that manufacturers on whom we will depend will be able to successfully produce our products on acceptable terms, or on a timely or cost-effective basis. We cannot assure you that manufacturers will be able to manufacture our products in accordance with our product specifications or will meet FDA or other requirements. We must have sufficient and acceptable quantities of our products to conduct our clinical trials and to market, if and when the products have been approved by the FDA for marketing. If we are unable to obtain sufficient and acceptable quantities of our products, we may be required to delay the marketing and distribution of our products. If our contract manufacturers are not satisfying our needs and we decide not, it could be difficult and very expensive to change suppliers or to establish our own manufacturing capabilities. Any change in the location of manufacturing would require FDA inspection and approval, which could interrupt the supply of products and may be time-consuming and expensive to obtain. If we are unable to identify alternative contract manufacturers that are qualified to produce our products, we may have to temporarily suspend the production of products, and would be unable to generate revenue from the sale of products.

If we do not comply with applicable regulatory requirements in the manufacture and distribution of our products, we may incur penalties that may inhibit our ability to commercialize our products and adversely affect our revenue.

        Our failure or the failure of our potential third party manufacturers to comply with applicable FDA or other regulatory requirements including manufacturing, quality control, labeling, safety surveillance, promoting and reporting may result in criminal prosecution, civil penalties, recall or seizure of our products, total or partial suspension of production or an injunction, as well as other regulatory action against us. Discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on the sale of our products, including a withdrawal of such products from the market. The occurrence of any of these events would negatively impact our business and results of operations.

Product defects could adversely affect the results of our operations.

        The design, manufacture and marketing of medical devices involve certain inherent risks. Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of the product can lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. Any recall could result in significant costs, as well as negative publicity that could reduce demand for our products. Personal injuries relating to the use of our products can also result in product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in new product approvals. Any of the foregoing circumstances could have a material adverse effect on our, financial condition or cash flows.

The medical device industry is very competitive.

        The medical device industry is subject to rapid technological changes, and we face significant competition across our product lines and in each market in which our products are sold. We face this competition from a wide range of companies. These include large medical device companies, which have greater financial and marketing resources than MedPro. We also face competition from firms that are more specialized than we are with respect to particular markets. Non-medical device companies, including pharmaceutical companies, also offer alternative therapies for disease states that may be delivered without a medical device. In addition, some competitors have established manufacturing sites or have contracted with suppliers located in China and other low-cost manufacturing locations as a means to lower their costs. New entrants may also appear, particularly in these low-cost countries.

        The development of new or improved products, processes or technologies by other companies may make our products or proposed products obsolete or less competitive and may materially adversely affect our earnings, financial condition or cash flows.

Many potential competitors, including those who have greater resources and experience than we do, may develop products or technologies that make ours obsolete or noncompetitive.

        Many companies are engaged in developing medical safety devices. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological developments by others may result in our products and technologies becoming obsolete. Significant competitors include Baxter International and Becton Dickinson. Most of our current and potential competitors have substantially greater research and development capabilities and financial, regulatory, manufacturing, marketing, sales, human resources, and experience than we do. Many of our competitors have several products that have already been developed, approved and successfully commercialized, or are in the process of obtaining regulatory approval for their products in the United States and internationally. Many of these companies have substantially greater capital resources, research and development resources and experience, manufacturing capabilities, regulatory expertise, sales and marketing resources, and production facilities. Our competitors may succeed in developing technologies or products that are more effective, safer, more affordable or more easily commercialized than ours, and our competitors may obtain intellectual property protection or commercialize products sooner than we do. Developments by others may render our product candidates or our technologies obsolete. Our failure to compete effectively would have a significant adverse effect on our business, financial condition and results of operations.

Our operations are subject to governmental regulation associated with the medical safety device industry, the operation and enforcement of which may restrict our ability to carry on our business.

        The development, manufacture, and marketing of products sold by us will be subject to extensive regulation by various government agencies, including the U.S. Food and Drug Administration and the U.S. Federal Trade Commission, as well as various state and local agencies. These agencies regulate production processes, product attributes, packaging, labeling, advertising, storage, and distribution. These agencies establish and enforce standards for safety, purity, and labeling. In addition, other governmental agencies (including the U.S. Occupational Safety and Health Administration), establish and enforce health and safety standards and regulations in the workplace. We will seek to comply at all times with all such laws and regulations. We will also seek to obtain and maintain all permits and licenses relating to our operations that are necessary so that our facilities and practices comply with applicable governmental laws and regulations. Nevertheless, there is no guarantee that we will be able to comply with any future laws and regulations. Our failure to comply with applicable laws and regulations could subject us to civil remedies including fines, injunctions, recalls or seizures as well as potential criminal sanctions. As a result of such regulations, we may encounter a variety of difficulties or extensive costs, which could delay or preclude us from marketing our products or continuing or expanding our operations. We cannot predict if all necessary approvals will be granted or that if granted, any approval will be received on a timely basis. If approvals are not obtained or are delayed, this may also preclude us from marketing its products, or continuing or expanding its operations.

We cannot guarantee that any of our strategic acquisitions, investments or alliances will be successful.

        While our strategy to increase revenue growth is driven primarily by development of products based on technology it owns or controls, we will seek to supplement our growth through strategic acquisitions, investments and alliances. Such transactions are inherently risky. Any number of factors may affect the success of any acquisition, investment or alliance including our ability to properly assess and value the potential business opportunity or to successfully integrate it into our existing business. There can be no assurance that any past or future transaction will be successful or that the transaction will not materially adversely affect our earnings, financial condition or cash flows.

Our operations depend in part on patents and other intellectual property rights.

        Our businesses rely on patent, trademark and other intellectual property rights. While we do not believe that the loss of any one patent or other intellectual property asset would materially affect our operations, these intellectual property assets, in the aggregate, are of material importance to our business. We can lose the protection afforded by these intellectual property assets through patent expirations, legal challenges or governmental action. Patents attained by competitors, particularly as patents on our products expire, may also adversely affect our competitive position. The loss of a significant portion of our portfolio of intellectual property assets may have a material adverse effect on its earnings, financial condition, or cash flows.

Our ability to compete in the medical device market may decline if we do not adequately protect our proprietary technologies.

        Our success depends in part on our ability to obtain and maintain intellectual property that protects our technologies and our products, including rights we have licensed. Patent positions may be highly uncertain and may involve complex legal and factual questions, and we cannot predict the extent to which we may enforce these claims against our competitors. It may be necessary or useful for us to participate in opposition proceedings to determine the validity of our competitors’ patents or to defend the validity of any of our or our licensor’s future patents, which could result in substantial costs and would divert our efforts and attention from other aspects of our business. In addition, patent law outside the United States is uncertain and in many countries intellectual property laws are undergoing review and revision. The laws of some countries do not protect intellectual property rights to the same extent as domestic laws. Therefore, the degree of future protection for our proprietary rights is not certain, which could have a significant adverse effect on our business, financial condition and results of operations.

        Technologies we license from others, or in-licensed technologies, are important to our business. The scope of our rights under our licenses may be subject to dispute by our licensors or third parties. Our rights to use these technologies and to practice the inventions claimed in the licensed patents are subject to our licensors abiding by the terms of those licenses and not terminating them. In particular, we have agreed to use commercially reasonable efforts to develop and commercialize some of our significant licensed technology. If we fail to comply with those obligations, we may lose some of the rights that enable us to utilize this technology, and our ability to develop products could be seriously hampered.

        In addition, we may in the future acquire rights to additional technologies by licensing rights from existing licensors or from third parties. Such in-licenses may be costly. Also, we generally do not control the patent prosecution, maintenance or enforcement of in-licensed technologies. Accordingly, we may not be able to exercise the same degree of control over this intellectual property as we could over internally developed technologies.

Disputes concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and extremely costly and could delay our research and development efforts.

        Our commercial success, if any, will be significantly harmed if we infringe the patent rights of third parties or if we breach any license or other agreements that we have entered into with regard to our technology or business. We are not currently a party to any litigation or any potentially adverse proceeding with regard to our patent or trademark positions.

        If we become involved in litigation, interference proceedings, oppositions, reexamination, protest or other potentially adverse intellectual property proceedings as a result of alleged infringement by us of the rights of others or as a result of priority of invention disputes with third parties, we might have to spend significant amounts of money, time and effort defending our position and we may not be successful. In addition, any claims relating to the infringement of third-party proprietary rights or proprietary determinations, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources, or require us to enter into royalty or license agreements that are not advantageous to us. If we do not have the financial resources to support such litigation or appeals, we may forfeit or lose certain commercial rights. Even if we have the financial resources to continue such litigation or appeals, we may lose. If we lose, we may be forced to pay very substantial damages; we may have to obtain costly license rights, which may not be available to us on acceptable terms, if at all; or we may be prohibited from selling products that are found to infringe the patent rights of others.

        Uncertainties resulting from initiation and continuation of any patent proceeding or related litigation could harm our ability to compete and could have a significant adverse effect on our business, financial condition and results of operations. An adverse ruling arising out of any intellectual property dispute could undercut or invalidate our intellectual property position. An adverse ruling could also subject us to significant liability for damages, including possible treble damages, prevent us from using technologies or developing products, or require us to negotiate licenses to disputed rights from third parties. Although patent and intellectual property disputes in the technology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include license fees and ongoing royalties. Furthermore, necessary licenses may not be available to us on satisfactory terms, if at all. Failure to obtain a license in such a case could have a significant adverse effect on our business, financial condition and results of operations.

If we acquire products, technologies or other businesses, we will incur a variety of costs, may have integration difficulties and may experience numerous other risks that could adversely affect our business.

        To remain competitive, we may decide to acquire additional businesses, products and technologies. We have limited experience in identifying acquisition targets, successfully acquiring them and integrating them into our current infrastructure. We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future without a significant expenditure of operating, financial and management resources, if at all. In addition, future acquisitions could require significant capital infusions and could involve many risks, including, but not limited to:

•	we may have to issue convertible debt or equity securities to complete an acquisition, which would dilute our stockholders and could adversely affect the market price of our common stock;

•	an acquisition may adversely affect our results of operations because it may require us to incur large one-time charges to earnings, amortize or write down amounts related to goodwill and other intangible assets, or incur or assume substantial debt or liabilities, or it may cause adverse tax consequences, substantial depreciation or deferred compensation charges;

•	we may encounter difficulties in assimilating and integrating the business, technologies, products, personnel or operations of companies that we acquire;

•	certain acquisitions may disrupt our relationship with existing customers, distributers or suppliers who compete with the acquired business;

•	acquisitions may require significant capital infusions and the acquired businesses, products or technologies may not generate sufficient revenue to offset acquisition costs;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•	acquisitions may involve the entry into a geographic or business market in which we have little or no prior experience; and

•	key personnel of an acquired company may decide not to work for us.

Any of the foregoing risks could have a significant adverse effect on our business, financial condition and results of operations.

To the extent we enter markets outside of the United States, our business will be subject to political, economic, legal and social risks in those markets, which could adversely affect our business.

        There are significant regulatory and legal barriers in markets outside the United States that we must overcome to the extent we enter or attempt to enter markets in countries other than the United States. We will be subject to the burden of complying with a wide variety of national and local laws, including multiple and possibly overlapping and conflicting laws. We also may experience difficulties adapting to new cultures, business customs and legal systems. Any sales and operations outside the United States would be subject to political, economic and social uncertainties including, among others:

•	changes and limits in import and export controls;

•	increases in custom duties and tariffs;

•	changes in currency exchange rates;

•	economic and political instability;

•	changes in government regulations and laws;

•	absence in some jurisdictions of effective laws to protect our intellectual property rights; and

•	currency transfer and other restrictions and regulations that may limit our ability to sell certain products or repatriate profits to the United States.

Any changes related to these and other factors could adversely affect our business to the extent we enter markets outside the United States.

We may encounter difficulties managing our growth, which could adversely affect our business.

        Our success will depend on the ability of our officers and key employees to continue to improve our operational capabilities and our management information and financial control systems, and to expand, train and manage our work force. We will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 for the first time in 2007, and will be required to provide a management report on internal control over financial reporting in connection with our annual report on Form 10-K for the year ending December 31, 2007. We are preparing for compliance with Section 404 by strengthening, assessing and testing our system of internal controls, but have not yet completed this process. If we are unable to successfully implement improvements to our management information and financial control systems in an efficient and timely manner, or if we encounter deficiencies in existing systems and controls, our management may not have adequate information to manage our day-to-day operations and our inability to manage our growth effectively could increase our losses.

We depend on our key personnel, and the loss of their services may adversely affect our business.

        We are highly dependent upon the efforts of our senior management team. The death or departure of any of our key personnel could have a material adverse effect on our business. In particular, the loss of W. Craig Turner, our Chairman and Chief Executive Officer, could significantly impact our ability to operate and grow the business and could cause performance to differ materially from projected results.

We could face labor shortages which could slow our growth.

        Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees necessary to keep pace with our expansion plans. Qualified individuals of the requisite caliber and number needed to fill these positions are in short supply in some areas. Any material increases in employee turnover rates could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, competition for qualified employees could require us to pay higher wages to attract sufficient employees, which could result in higher labor costs.

We may be sued for product liability, which could adversely affect our business.

        Because our business strategy involves the development of commercial products and sale of those products by us or our distribution partners, we may be sued for product liability. We may be held liable if any product we develop and commercialize causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or consumer use. In addition, the safety studies we must perform and the regulatory approvals required to commercialize our medical safety products, will not protect us from any such liability. We carry product liability insurance. Currently, our coverage limits are $1 million per event, $2 million annual aggregate coverage for both our products liability policy. We also expect to seek product liability insurance for any approved products that we may develop or acquire. However, if there are product liability claims against us, our insurance may be insufficient to cover the expense of defending against such claims, or may be insufficient to pay or settle such claims. Furthermore, we may be unable to obtain adequate product liability insurance coverage for commercial sales of any of our approved products. If such insurance is insufficient to protect us, our results of operations will suffer. If any product liability claim is made against us, our reputation and future sales will be damaged, even if we have adequate insurance coverage.

Risks Relating to Ownership of Our Common Stock

Our future operating results may fluctuate and cause the price of our common stock to decline.

        We expect that our sales and operating results will continue to fluctuate significantly from quarter to quarter due to various factors, many of which are beyond its control. The factors that could cause our operating results to fluctuate include, but are not limited to:

•	Our ability to identify and acquire medical safety device safety technologies with commercialization potential;

•	Our ability to successfully develop and bring products to market, including our success in obtaining regulatory approvals;

•	Our ability to successfully increase sales of our products and expand into new markets;

•	Our ability to obtain additional financing on satisfactory terms;

•	Our ability to attract and retain qualified employees;

•	Changes in the costs we pay; and

•	Governmental regulation associated with the medical safety products industry.

If our sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could significantly decline.

The price of our common stock is expected to be volatile and an investment in our common stock could decline in value.

        We expect the market price of our common stock to be highly volatile. The following factors, in addition to other risk factors described in this prospectus, and the potentially low volume of trades in our common stock, may have a significant impact on the market price of our common stock, some of which are beyond our control:

•	the announcement of new products or services by us or our competitors;

•	quarterly variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts

•	developments in our industry;

•	general market conditions; and

•	other factors, including factors unrelated to our own operating performance or the condition or prospects of our industry.

        Further, the stock market in general, and securities of small-cap companies in particular, can experience extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. You should also be aware that price volatility might be worse if the trading volume of our common stock is low.

We cannot assure you that an active trading market for our common stock will develop.

        Since our common stock is eligible for trading on the OTC Bulletin Board, our shareholders may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price. We cannot assure you that an active trading market for our common stock will develop. Accordingly, trades may occur very infrequently, and holders of our common stock must assume they may have to bear the economic risk of an investment in our common stock for an indefinite period of time.

Our common stock may be considered a “penny stock” and may be difficult to sell.

        The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may drop below $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares.

A significant number of the shares of common stock will be eligible for sale, and their sale could depress the market price of our common stock.

        The sale of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to Rule 144 under the Securities Act of 1933, this registration of the shares, and releases of lock-up agreements, the supply of our common stock will increase, which could decrease its market price. On December 28, 2007, we issued 11,878,685 shares of common stock in connection with our merger with Dentalserv.com and an additional 6,668,230 shares of convertible preferred stock and warrants to purchase up to 25,286,691 shares of our common stock in a private placement to accredited investors. Beginning on June 28, 2008, some or all of the shares of common stock issued in connection with the merger or that may be issued upon the conversion of the preferred stock or (in certain circumstances) the exercise of the warrants may be offered from time to time in the open market pursuant to Rule 144. In addition, the holders of our preferred stock and stock purchase warrants may offer the shares of common stock issuable upon the conversion of the preferred stock or the exercise of the warrants pursuant to the resale registration statement of which this prospectus is a part. Sales by either of these means may have a depressive effect on the market for the shares of common stock.

        In general, a person who has held shares of restricted common stock for a period of six months and is not an affiliate of the issuer of those securities, may sell those shares into the market. An affiliate who has held restricted shares for the six month period, upon filing of a notification on Form 144 with the SEC, may sell shares of restricted common stock into the market in an amount up to the greater of 1% of the outstanding shares of common stock or the average weekly number of shares sold in the last four weeks before such sale. An affiliate may sell this number of shares once each three months. Our officers and directors and certain persons related to them are subject to lock-up provisions relating to shares of common stock that will prevent the sale or transfer of their shares of common stock until 180 days after the effective date of the resale registration statement.

Our stockholders may experience future dilution.

        Our articles of incorporation permit our board of directors, without shareholder approval, to authorize shares of preferred stock, which may also be issued by the board of directors without shareholder approval. The board of directors may classify or reclassify any preferred stock to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters or shares of common stock having special voting rights. The issuance of additional shares of our capital stock could be substantially dilutive to your shares and may negatively affect the market price of our common stock.

Substantial future issuances of our common stock could depress our stock price.

        The market price for our common stock could decline, perhaps significantly, as a result of issuances of a large number of shares of our common stock in the public market or even the perception that such issuances could occur. We recently issued 6,668,230 shares of convertible preferred stock and warrants to purchase up to 25,286,691 shares of our common stock in a private placement to accredited investors. Sales of a substantial number of these shares of our common stock, or the perception that holders of a large number of shares intend to sell their shares, could depress the market price of our common stock. In addition, the registration rights of the holders of our preferred stock and stock purchase warrants could make it more difficult for us to raise funds through future offerings of our equity securities.

Our stockholders may experience additional dilution upon the exercise of warrants.

        We recently issued warrants to purchase up to 25,286,691 shares of our common stock in a private placement to accredited investors. The exercise of the warrants could decrease the net tangible book value of our common stock.

If we do not comply with the registration rights granted to certain shareholders of our restricted securities, we may be required to pay damages to them.

        We have agreed to use our commercially reasonable efforts to have the “resale” registration statement of which this prospectus forms a part declared effective by the SEC as soon as possible and, in any event, within 150 days after the filing (or within five days after receipt of a no review letter from the SEC), and to maintain its effectiveness until such time as all securities registered under the “resale” registration statement have been sold or are otherwise able to be sold under Rule 144 of the Securities Act without regard to volume limitations, whichever is earlier. We cannot assure you that we will be able to follow the required procedures or obtain or maintain the effectiveness of the registration statement of which this prospectus forms a part. Subject to certain exceptions, if the registration statement of which this prospectus forms a part is not declared effective by the SEC or ceases to remain effective, a 1.5% cash penalty will be assessed for each 30-day period until the registration statement is declared effective or becomes effective again, as applicable, capped at 20%.

We do not intend to pay dividends in the foreseeable future.

        For the foreseeable future, we intend to retain any earnings to finance the development of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then-existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that our board of directors considers relevant. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

As a public company, we will be subject to extensive corporate governance and disclosure regulations that will result in additional operating expenses.

        We expect to incur significant legal, accounting and other expenses as a result of becoming a public company in December 2007. Corporate governance requirements, requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC will significantly increase our legal and financial compliance costs and make some administrative functions more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires the management of public companies to evaluate the effectiveness of internal control over financial reporting and the independent auditors to attest to the effectiveness of such internal controls and the evaluation performed by management. The SEC has adopted rules implementing Section 404 for public companies as well as disclosure requirements. The Public Company Accounting Oversight Board has adopted documentation and attestation standards that the independent auditors must follow in conducting its attestation under Section 404. We are currently preparing for compliance with Section 404; however, there can be no assurance that we can effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause it to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent auditors providing an adverse opinion regarding management’s assessment. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on its stock price.

        We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act of 2002 could be impaired, which could cause our stock price to decrease substantially.

        Because we operated as a private company without public reporting obligations before the merger, we had limited personnel and resources to assist the development of the external reporting and compliance obligations that would be required of a public company. We have taken and will continue to take measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with joining a public company, when and as such requirements become applicable to us. Before taking these measures, we did not believe we had the resources and capabilities to do so. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

FORWARD-LOOKING STATEMENTS

        This prospectus contains statements about future expectations, activities and events that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. The words “believe,” “may,” “should,””anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or the negatives of these words, identify forward-looking statements.

        Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements. In addition to the other factors discussed in the “Risk Factors” section of this prospectus, factors that could contribute to those differences include, but are not limited to:

•	We operate in a highly competitive environment. New product introductions by our current or future competitors could adversely affect our ability to compete in the global market.

•	The ability of our competitors with greater financial resources to develop and introduce products and services that enable them to compete more successfully than us

•	The continued service of key management personnel.

•	Our ability to attract, motivate and retain qualified employees.

•	Changes in government laws and regulations affecting the medical device industry, sales practices, price controls, licensing and regulatory approval of new products, or changes in enforcement practices with respect to any such laws and regulations. • Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, or gain and maintain market approval of products, as well as the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights, all of which can preclude or delay commercialization of a product.

•	Potential litigation or other proceedings, including product liability and patent infringement claims adverse to us.

•	The effects, if any, of adverse media exposure or other publicity regarding our business, products or operations.

•	Product efficacy or safety concerns resulting in product recalls, regulatory action on the part of the FDA (or foreign counterparts) or declining sales.

•	Our ability to maintain favorable supplier arrangements and relationships with manufacturers and distributors of our products.

        Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. These statements speak only as of the date of this prospectus (or an earlier date to the extent applicable). We do not intend to update these statements unless applicable laws require us to do so.

DETERMINATION OF OFFERING PRICE

        We are not selling any of the common stock that we are registering. The common stock will be sold by the selling stockholders listed in this prospectus. The selling stockholders may sell the common stock at the market price as of the date of sale or a price negotiated in a private sale. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “MPSP.”

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, but will receive proceeds from any exercises of warrants held by the selling stockholders for cash. We intend to use the net proceeds generated by warrant exercises, if any, for general corporate purposes. We cannot estimate how many, if any, of the shares of Series A Stock will be converted or the warrants will be exercised as a result of this offering. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

DIVIDEND POLICY

        We do not anticipate declaring or paying any dividends in the foreseeable future. We anticipate that for the foreseeable future we will follow a policy of retaining earnings, if any, in order to finance the expansion and development of its business. Payment of dividends is within the discretion of MedPro’s board of directors and will depend upon earnings, capital requirements, and operating and financial condition, among other factors.

MARKET PRICE OF OUR COMMON STOCK

        Since December 31, 2007, our common stock has traded on the OTC Bulletin Board under the symbol “MPSP.BB”. Dentalserv.com’s common stock traded on the OTCBB under the symbol “DSRV.BB” beginning in April 2006 and through December 28, 2007.

        The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for our common stock as reported on the OTC Bulletin Board. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

Period		Bid Price
Year	Quarter	High	Low
2008
	First (through 1/31/08)	$5.72	$3.60

2007
	Fourth	.45	.31
	Third	.45	.35
	Second	2.00	.50
	First	3.50	2.00
2006
	Fourth	4.00	3.00
	Third	2.05	1.20
	Second	2.05	.29

SELLING STOCKHOLDERS

        This prospectus covers the resale by selling stockholders of up to 31,954,921 shares of common stock, comprised of 6,668,230 shares issuable upon the conversion of Series A Stock, and up to 25,286,691 shares issuable upon the exercise of warrants to purchase our common stock.

        The table sets forth as of December 31, 2007, (1) the name of each selling stockholder, (2) the number of shares of our common stock beneficially owned by each selling stockholder, (3) the maximum number of shares of common stock that the selling stockholders can sell pursuant to this prospectus assuming the conversion of all of the Series A Stock and the exercise of all warrants held, (4) the number of shares of our common stock that will be beneficially owned by each selling stockholder assuming all of the shares they are offering pursuant to this prospectus are sold, and (5) the percentage ownership of our outstanding common stock that each selling stockholder will hold after the offering.

        Although we have assumed for purposes of the table that the selling stockholders will sell all of the shares offered by this prospectus, we are unaware of any present intent to sell such shares and no assurance can be given as to the actual number of shares that will be sold, if at all. Except as set forth below, no selling stockholder has held any position, office or other material relationship with us or our predecessor MedPro Safety Products or affiliates during the past three years.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)(2)	Maximum Number of Shares of Common Stock to be Offered (2)	Number of Shares of Common Stock Beneficially Owned After the Offering (1)	Percentage Ownership After Offering (%) (3)
Vision Opportunity Master Fund, Ltd. (4)	31,670,134	30,416,096	1,254,038	9.4%
Sands Brothers Venture Capital II LLC (5)	230,823	230,823	0	0%
Sands Brothers Venture Capital III LLC (6)	923,295	923,295	0	0%
Sands Brothers Venture Capital IV LLC (7)	384,705	384,705	0	0%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock which can be acquired under options or warrants that are currently exercisable, or which will become exercisable no later than 60 days after December 31, 2007, are deemed outstanding for the purposes of computing the percentage of the person holding such options or warrants, but not deemed outstanding for the purposes of computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.

(2)	Includes all shares issuable upon the conversion of Series A Stock and the exercise of stock purchase warrants without regard to restrictions on conversion and exercise. The certificate of designations for the Series A Stock provides that the Series A Stock may only be converted into a number of shares of common stock that would cause the converting or exercising holder to beneficially own a maximum of 9.9% of the shares of common stock then outstanding. The stock purchase warrants provide that they may only be exercised for a number of shares of common stock that would cause the converting or exercising holder to beneficially own a maximum of 4.9% of the shares of common stock then outstanding.

(3)	Based on 13,285,072 shares of common stock outstanding as of December 31, 2007 and assumes that (i) all of the shares offered hereby are sold; (ii) all of the shares owned before the offering, but not offered hereby, are not sold; and (iii) none of our outstanding convertible securities, other than the warrant relating to the common stock covered by this prospectus, are converted into shares of common stock.

(4)	Vision is offering 6,155,288 shares of common stock issuable upon the conversion of the Series A Stock and 24,260,808 shares of common stock underlying warrants received as an investor in the private placement. The selling stockholder purchased the securities in the ordinary course of business and at the time of the purchase of the securities being registered for sale pursuant to the registration statement, of which this prospectus is a part, the selling stockholder had no arrangements or understandings, directly or indirectly, with any person to distribute the securities. Vision also owns 1,254,038 shares of our common stock currently outstanding.

(5)	The selling stockholder is offering 76,941 shares of common stock issuable upon the conversion of the Series A Stock and 153,882 shares of common stock underlying warrants received as an investor in the private placement. The selling stockholder purchased the securities in the ordinary course of business and at the time of the purchase of the securities being registered for sale pursuant to the registration statement, of which this prospectus is a part, the selling stockholder had no arrangements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	The selling stockholder is offering 307,765 shares of common stock issuable upon the conversion of the Series A Stock and 615,530 shares of common stock underlying warrants received as an investor in the private placement. The selling stockholder purchased the securities in the ordinary course of business and at the time of the purchase of the securities being registered for sale pursuant to the registration statement, of which this prospectus is a part, the selling stockholder had no arrangements or understandings, directly or indirectly, with any person to distribute the securities.

(7)	The selling stockholder is offering 128,235 shares of common stock issuable upon the conversion of the Series A Stock and 256,470 shares of common stock underlying warrants received as an investor in the private placement. The selling stockholder purchased the securities in the ordinary course of business and at the time of the purchase of the securities being registered for sale pursuant to the registration statement, of which this prospectus is a part, the selling stockholder had no arrangements or understandings, directly or indirectly, with any person to distribute the securities.

CAPITALIZATION

        The following capitalization table reflects the business combination that we completed on December 28, 2007 in which the following transactions occurred concurrently:

•	The 5,625,550 common shares of DRSV then outstanding were combined into 1,406,387 common shares in a 1-for-4 reverse stock split.

•	Accredited investors purchased units consisting of newly issued shares of Series A Stock and warrants to purchase common stock for $13 million, of which $11 million was paid in cash and $2 million is payable no later than March 31, 2008.

•	We merged into DRSV and issued 11,284,754 common shares to the former shareholders of our predecessor corporation and 593,931 common shares as a financial advisory fee.

        As part of the consideration paid for the units, Vision delivered a secured promissory note in the principal amount of $2,000,000, which is payable on March 31, 2008. The note provides that either Vision will pay the note when due, or another investor may pay $2,000,000 and receive the 1,025,881 units issued therefor and the note will be cancelled. The note is secured by a pledge of 1,025,881 units.

	DRSV Historical As of Sept. 30,2007	As Adjusted for the Private Placement and Reverse Split		As Adjusted Further for the Merger
Cash	$ 12,769	$ 9,587,769	(1)	$ 7,982,656 (2)
Promissory note due March 31, 2008		$ 2,000,000	(1)	$ 2,000,000

Payable to Shareholders	$ -0-	$ -0-		$ 2,641,769
Long-term debt, including current portion	-0-	-0-		5,899,736

Total debt and payable to shareholders	$ -0-	$ -0-		8,541,505

Stockholders’ equity (deficit):
Preferred stock ($0.01 par value, no shares
authorized, historical; 10,000,000 shares
authorized as adjusted and further adjusted; no
shares outstanding, historical;
6,668,230 shares outstanding as adjusted and
as further adjusted)	-0-	66,682		66,682

Common stock ($0.001 par value, 100,000,000
shares authorized, historical; 90,000,000 shares
authorized, as adjusted and further adjusted;
5,605,750 shares outstanding historical;
1,401,438 shares outstanding as adjusted;
and 13,274,627 as further adjusted)	5,606	1,401		13,280

Additional paid-in capital	$ 45,178	$ 12,914,897		$ 21,242,383

Accumulated (deficit)	$(105,853)	$ (105,853)		$(16,399,907)

Total stockholders’ equity (deficit)	$ (55,069)	$ 12,877,127		$ 4,922,438

Total debt and stockholders’ equity (deficit)	$ (55,069)	$ 12,877,127		$ 13,463,943

(1)	Adjusted for receipt of net proceeds of the private placement in the amount of $11,575,000.

(2)	Adjusted to reflect application of net proceeds of the private placement to retire debt of MedPro.

PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma financial information is presented below and relates to our merger into Dentalserv.com:

•	A pro forma condensed balance sheet as of December 31, 2006, which gives effect to the merger as if it had been consummated as of December 31, 2006.

•	A pro forma condensed statement of income for the year ended December 31, 2006, which gives effect to the merger as if it had been consummated as of January 1, 2006.

•	A pro forma condensed balance sheet as of September 30, 2006, which gives effect to the merger as if it had been consummated as of September 30, 2007.

•	A pro forma condensed statement of income for the nine months ended September 30, 2007, which gives effect to the merger as if it had been consummated as of January 1, 2007.

        We prepared the pro forma information based upon the financial statements of MedPro and Dentalserv.com giving effect to the reverse merger and private placement transaction under the assumptions and adjustments set forth in the footnotes to the pro forma consolidated condensed financial statements.

        The pro forma consolidated condensed financial statements may not be indicative of the results that actually would have occurred if the merger had been in effect on the dates indicated or which may be obtained in the future. You should read the pro forma consolidated condensed financial statements in conjunction with the financial statements and notes to financial statements of MedPro and Dentalserv.com included in this prospectus. See “Index to Consolidated Financial Statements.”

MEDPRO SAFETY PRODUCTS, INC.
Pro Forma Balance Sheet
as of
December 31, 2006

	MedPro 31 DEC 06	DentalServ 31 DEC 06	Pro forma Adjustments			Combined Total
			Debit		Credit
ASSETS
Current Assets
Cash	59,954	—	8,484,143	[1]	—	8,544,097
Note		—	2,000,000	[1]		2,000,000
Accounts Receivable	4,576	—	—		—	4,576
Inventory	515,013	—	—		—	515,013
Other Current Assets	45,654	—	—		—	45,654

Total Current Assets	625,197	—	10,484,143		—	11,109,340

Property and Equipment
Equipment and Tooling	500,000	—	—		—	500,000
Leasehold Improvements	44,764	—	—		—	44,764
Furniture and Fixtures	37,025	—	—		—	37,025
Trade Show Booth	7,341	—	—		—	7,341

	589,130	—	—		—	589,130
Less: Accumulated Depreciation	71,695	—	—		—	71,695

Property and Equipment, net	517,435	—	—		—	517,435

Other Assets
Intellectual Properties	3,314,547	—			—	3,314,547
Deferred Financing Costs	183,333	—	—		—	183,333

Total Other Assets	3,497,880	—	—		—	3,497,880

Total Assets	4,640,512	—	10,484,143		—	15,124,655

Explanation of Adjustments:

[1]	Addition to cash from sale of preferred stock and warrants after all adjustments, issuance costs and pro forma deemed payments.

See Notes to Financial Statements.

MEDPRO SAFETY PRODUCTS, INC.
Pro Forma Balance Sheet
as of
December 31, 2006

	MedPro 31 DEC 06	DentalServ 31 DEC 06	Pro forma Adjustments				Combined Total
			Debit		Credit
LIABILITIES AND SHAREHOLDERS’
(DEFICIT)/EQUITY
Current Liabilities
Accounts Payable and Accrued
Expenses	831,031	—	121,110	[2]	—		709,921
Accrued Interest Payable	576,222	—	92,253	[3]	—		483,969
Current Portion of Long Term Debt	83,991	—	—		—		83,991
Notes Payable to and Advances
from Shareholders	2,961,216	—	1,282,320	[4]	—		1,678,896

Total Current Liabilities	4,452,460	—	1,495,683		—		2,956,777

Long-Term Liabilities
Notes Payable - Long Term Portion	5,609,104	—	—		—		5,609,104

Total Liabilities	10,061,564	—	1,495,683		—		8,565,881

Shareholders’ (Deficit)/Equity
Common Stock	227,955 [5]	5,574 [6]	220,254	[7]	—		13,275

DSRV Preferred Class A, $0.01 Par
Value, 10,000,000 Shares
Authorized, 6,668,230
Issued and Outstanding	—	—	—		66,682	[8]	66,682
Additional Paid-in Capital	9,536,206	21,898	27,472	[11]	11,728,571	[9]	21,259,203
Accumulated Deficit	(15,185,213)	(27,472)	—		432,298	[10]	(14,780,387)

Total Shareholders’
(Deficit)/Equity	(5,421,052)	—	247,726		12,227,552		6,623,774

Total Liabilities and
Shareholders’ Deficiency	4,640,512	—	1,743,409		12,227,552		15,124,655

Explanation of Adjustments:

[2]	Payoff accrued expenses and accounts payable.

[3]	Payoff accrued interest.

[4]	Pay off certain shareholder loans and conversion of Shareholder debt.

[5]	MedPro common stock, $0.01 par value; 25,000,000 shares authorized, 22,795,529 issued and outstanding.

[6]	DSRV common stock, $0.001 par value; 90,000,000 shares authorized, 5,612,750 shares issued and outstanding.

[7]	Reflects (a) 1 for 4 reverse stock split of DSRV common shares immediately before the merger; (b) conversion of MedPro common shares into 11,284,754 DSRV common shares in the merger; (c) issuance of 593,931 DSRV common shares as advisory fee in connection with the merger.

[8]	Represents par value of newly issued DSRV preferred shares.

[9]	Reallocation of capital stock to Paid In Capital based on combination of DSRV common shares in reverse stock split and conversion of MedPro common shares to lower par value DSRV common shares in the merger. In addition, issuance of preferred stock for purchase price of $13 million, less par value.

[10]	Effect on Accumulated Deficit of interest expense reduction and write off of DentalServ deficit for purchase accounting adjustments.

[11]	Close out of DentalServ deficit to Additional Paid in Capital.

See Notes to Financial Statements.

MEDPRO SAFETY PRODUCTS, INC.
Pro Forma Income Statement
for the Year Ended
December 31, 2006

	MedPro 31 DEC 06	DentalServ 31 DEC 06	Pro forma Adjustments			Combined Total
			Debit	Credit
INCOME STATEMENT
Sales
Needlyzer	20,565	—	—	—		20,565
SafeMate	60,803	—	—	—		60,803

Total Sales	81,368	—	—	—		81,368

Cost of Goods Sold	38,016	—	—	—		38,016

Gross Profit	43,352	—	—	—		43,352

Operating Expenses
Salaries, Wages, and Payroll Taxes	496,322	—	—	—		496,322
Product Development Costs	352,952	—	—	—		352,952
Professional and Insurance	156,294	—	—	—		156,294
General and Administrative	271,473	6,359	—	—		277,832
Travel and Entertainment	103,729	—	—	—		103,729
Depreciation and Amortization	5,523	—	—	—		5,523

Total Operating Expenses	1,386,293	6,359	—	—		1,392,652

Loss from Operations	(1,342,941)	(6,359)	—	—		(1,349,300)

Other Income (Expenses)
Interest Expense	(985,202)	—	—	404,826	[12]	(580,376)
Income from Debt Forgiveness with
Related Party	1,294,526	—	—	—		1,294,526
Interest Income	22,289	—	—	—		22,289
Other	(9,953)	—	—	—		(9,953)

Total Other Income (Expenses)	321,660	—	—	404,826		726,486

Provision for Income Taxes	—	—	—	—		—

Net (Loss)	(1,021,281)	(6,359)	—	404,826		(622,814)

Explanation of Adjustments:

[12]	Reduction of interest expense and fees due to deemed debt repayments.

See Notes to Financial Statements.

MEDPRO SAFETY PRODUCTS, INC.
Pro Forma Balance Sheet
as of
30-Sep-07

	MedPro 30 Sep 07	DentalServ 30 Sep 07	Pro forma Adjustments				Combined Total
			Debit		Credit
ASSETS
Current Assets
Cash	877,215	12,769	9,575,000[	1]	2,482,328[	2]	7,982,656
Note	~	~	2,000,000[	1]	~		2,000,000
Accounts Receivable	9,264	—	9,264
Inventory	546,944	—	—		—		546,944
Other Current Assets	—	—	—		—		—

Total Current Assets	1,433,423	12,769	11,575,000		2,482,328		10,538,864

Property and Equipment
Equipment and Tooling	500,005	—	—		—		500,005
Leasehold Improvements	44,764	—	—		—		44,764
Furniture and Fixtures	37,776	—	—		—		37,776
Trade Show Booth	7,341	—	—		—		7,341

	589,886	—	—		—		589,886
Less: Accumulated Depreciation	76,910	—	—		—		76,910

Property and Equipment, net	512,976	—	—		—		512,976
Other Assets
Intellectual Properties	3,439,338	—	—		—		3,439,338
Deferred Financing Costs	178,373	—	—		—		178,373

Total Other Assets	3,617,711	—	—		—		3,617,711

Total Assets	5,564,110	12,769	11,575,000		2,482,328		14,669,551

Explanation of Adjustments

[1]	Addition to cash from sale of preferred stock and warrants net of offering expense and fees.
[2]	Payoff Bridge Loan, Shareholder Loans and Convertible Debt, and Related Interest.

See Notes to Financial Statements.

MEDPRO SAFETY PRODUCTS, INC.
Pro Forma Balance Sheet (Contd.)
as of
30-Sep-07

	MedPro 30 Sep 07	DentalServ 30 Sep 07	Pro forma Adjustments			Combined Total
			Debit	Credit
LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities
Accounts Payable and Accrued Expenses	761,609	22,838	—	—		784,447
Accrued Interest Payable	421,160	—	—	—		421,160
Current Portion of Long Term Debt	83,991	—	—	—		83,991
Notes Payable to and Advances from
Shareholders	4,016,869	45,000	1,420,100[3]	—		2,641,769

Total Current Liabilities	5,283,629	67,838	1,420,100	—		3,931,367

Long-Term Liabilities
Notes Payable - Long Term Portion	7,015,745	—	1,200,000[4]	—		5,815,745

Total liabilities	12,299,374	67,838	2,620,100	—		9,747,112

Shareholders’ (Deficit)/Equity
Common Stock	248,794[5]	5,606[6]	241,120[7]	—		13,280

DSRV Preferred Class A, $0.01 Par
Value, 10,000,000 Shares Authorized,
6,668,230 Issued and Outstanding	—	—	—	66,682	[8]	66,682
Additional Paid-in Capital	9,526,245	45,178	105,853[9]	11,776,813	[10]	21,242,383
Accumulated Deficit	(16,510,303)	(105,853)	—	216,249	[11]	(16,399,907)

Total Shareholders’ (Deficit)/Equity	(6,735,264)	(55,069)	346,973	12,059,744		4,922,438

Total Liabilities and Shareholders’
Deficiency	5,564,110	12,769	2,967,073	12,059,744		14,669,550

Explanation of Adjustments

[3]	Shareholder Note Payment and Convertible Notes Payoff.
[4]	Payoff Bank Fee and Bridge Loan.
[5]	MedPro common stock, $0.01 par value; 25,000,000 shares authorized, 24,879,363 will be issued and outstanding at the merger.
[6]	DSRV common stock, $0.001 par value; 90,000,000 shares authorized, 5,612,750 shares issued and outstanding.
[7]	Reflects (a) 1 for 4 reverse stock split of DSRV common shares immediately before the merger; (b) issuance of shares of MedPro common for KeyLok acquisition, 1,600,780 pre merger shares; (c) conversion of MedPro common shares into 11,284,754 DSRV common shares in the merger; (d) issuance of 593,931 DSRV common shares as advisory fee in connection with the merger.
[8]	Issue preferred shares at issue price.
[9]	Effect on Paid In Capital from close out of DentalServ deficit for purchase accounting adjustments.
[10]	Net Effect of Reallocation of Capital Stock and the Effect of the New Capital Infusion from the merger.
[11]	Adjustment to eliminate DentalServ deficit and the credit the effect of the reduction of interest expense from the deemed payment of debt.

See Notes to Financial Statements.

MEDPRO SAFETY PRODUCTS, INC.
Pro Forma Income Statement
for the Nine Months Ended
30-Sep-07

	MedPro 30 Sep 07	DentalServ 30 Sep 07	Pro forma Adjustments				Combined Total
			Debit		Credit
INCOME STATEMENT
Sales	—	—	—		—		—
Needlyzer	10,845	—	—		—		10,845
SafeMate	47,939	—	—		—		47,939

Total Sales	58,784	—	—		—		58,784

Cost of Goods Sold	10,182	—	—		—		10,182

Gross Profit	48,602	—	—		—		48,602

Operating Expenses
Salaries, Wages, and Payroll Taxes	262,341	—	—		—		262,341
Product Development Costs	225,067	—	—		—		225,067
Professional and Insurance	518,881	—	—		—		518,881
General and Administrative	284,814	78,381	—		—		363,195
Travel and Entertainment	59,740	—	—		—		59,740
Depreciation and Amortization	4,465	—	—		—		4,465

Total Operating Expenses	1,355,308	78,381	—		—		1,433,689

Loss from Operations	(1,306,706)	(78,381)	—		—		(1,385,087)

Other Income (Expenses)
Interest Expense	(674,652)	—	72,328	[12]	182,724	[13]	(564,256)
Income from Debt Forgiveness with
Related Party	—	—	—
Interest Income	892	—	—		—		892
Other	(545)	—	—		—		(545)

Total Other Income (Expenses)	(674,305)	—	72,328		182,724		(563,909)

Provision for Income Taxes	—	—	—		—		—

Net (Loss)	(1,981,011)	(78,381)	72,328		182,724		(1,948,996)

Explanation of Adjustments

[12]	Interest Deemed Paid on Convertible Notes.
[13]	Reduction of Interest Expenses on the Deemed Payment of Debt.

See Notes to Financial Statements.

MedPro Safety Products, Inc., And Subsidiary
Notes to Pro forma Consolidated Financial Statements
For the Nine Months Ended September 30, 2007 and
the Year Ended December 31, 2006

        The attached pro forma Consolidated Balance Sheets and Consolidated Statements of Operation for MedPro Safety Products, Inc. (and its Subsidiary, Vacumate, LLC) and DentalServ.com were prepared on an unaudited basis using the audited financial statements for December 31, 2006 and the unaudited financial statements for the interim period ended September 30, 2007. Pro forma adjustments for each period were made as if the current transaction had been executed on the first day of the reporting period for these two sets of financial statements.

        Pursuant to purchase accounting rules, MedPro Safety Products, Inc. will be deemed to be the accounting survivor and DentalServ.com will be the acquired corporation. The only assets of DentalServ.com at the time of the merger (reverse takeover) will be cash. It has no other identifiable intangible assets. Pursuant to purchase accounting rules, the deficit of DentalServ.com is absorbed against MedPro’s consolidated Additional Paid in Capital. This resulted in a reduction of Additional Paid in Capital of $105,853 and $27,472 for September 30, 2007 and December 31, 2006, respectively.

        The pro forma adjustments included a net increase in Capital Stock and Additional Paid in Capital for $13,000,000 of new capital infusion, net of $1,425,000 of issuance costs. This resulted in 13,274,627 shares of $0.001 par value common stock with a carrying value of $13,275 as of December 31, 2006 and a capital account of $13,454 as of September 30, 2007 on 13,274,756 shares. The pro forma adjustments also included the deemed issuance of 6,688,230 of Class A Preferred shares with a par value of $0.01 for a total of $66,682. The balance of the original capital and remaining new capital infusion was credited to Additional Paid in Capital for a total increase of $11,776,813 and $11,728,571 for September 30, 2007 and December 31, 2006, respectively. The respective balance sheets for each period were adjusted to reflect additional cash from the new capital infusion, net of the deemed payment of debt and related interest charges of $2,620,100 in 2007 and $1,495,683 in 2006. The related interest expense deemed paid in each period was $110,396 in 2007 and $404,826 in 2006. The increase in cash in 2007 was $9,157,672 and $10,549,143 for the 2006 pro forma balance sheet.

        On a pro forma basis, the restated deficit as of September 30, 2007 would have been $(16,399,907). The reduction in the deficit as of that date was as a result of a deemed closing of the current transaction as of January 1, 2007, and an expected (pro forma) reduction of certain debt (totaling $2,620,100) and related interest accruals for the period ended September 30, 2007, thus resulting in a reduction of the loss for the period from $(2,059,392) to $(1,948,996), for a difference of $110,396. The remainder of the change in the actual versus the pro forma deficit for the nine months ended September 30, 2007 related to absorption of the DentalServ.com deficit into Additional Paid in Capital of $105,853.

        Similar pro forma adjustments have been made for the year ended December 31, 2006, as if the current transaction closed on January 1, 2006. The actual deficit of $(15,212,685) as of December 31, 2006 was reduced by $404,826 and $27,472 to $(14,780,387) as a result of the deemed reduction of debt as of January 1, 2006 and the absorption of the DentalServ.com deficit of $27,472 into Additional Paid in Capital. The pro forma debt reduction was $1,495,683 and the corresponding reduction of interest accruals for the period ending December 31, 2006 was $404,826.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

        The following discussion and analysis of the results of operations and financial condition of MedPro Safety Products, Inc. for the fiscal year ended December 31, 2006 and the nine months ended September 30, 2007 should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. References in this Management’s Discussion and Analysis or Plan of Operations to “us,” “we,” “our,” and similar terms refers to MedPro Safety Products, Inc. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as “anticipate,” “estimate,” “plan,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions are used to identify forward-looking statements.

Overview

        MedPro Safety Products, Inc. has developed and acquired a portfolio of medical device safety products incorporating proprietary needlestick prevention functionalities. MedPro has generated revenues since 2005 from sales of its single-patient, multi-injection safety needle designed for use within the dental market.

        MedPro’s strategy for the next 24 months focuses on completing the steps necessary to commence distribution of four additional products in three related product sectors. MedPro plans to enter into strategic partnership agreements with major medical products distribution partners, which whenever possible, would be fixed “take-or-pay” contracts. MedPro has entered into one such agreement with a distribution partner for one model of its blood collection devices and is negotiating the terms of distribution arrangements with respect to a second model. In addition, MedPro is discussing the terms of a similar distribution arrangement with potential partners for a proprietary safety syringe product with a unique “anti-blunting” feature and a prefilled pharmaceutical safety syringe. MedPro’s product development plans also include a safety dental syringe and a needleless intravenous line based on patents and designs it controls.

        MedPro has invested approximately $12 million in its technology to date, including patent, regulatory, compliance, acquisition, and marketing efforts.

Critical Accounting Estimates and Judgments

        Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The significant accounting policies that are believed to be the most critical to fully understanding and evaluating the reported financial results include revenue recognition, inventory valuations for slow moving items, and impairment of goodwill, and the recovery of deferred income tax assets.

        We recognize sales and associated cost of sales when delivery has occurred and collectability is probable. There have been minimal returns for credit, so no reserve for product returns has been established. We provide for probable uncollected amounts through a charge to earnings and a credit to the allowance for doubtful accounts based on our assessment of the current status of individual accounts. We currently believe all accounts receivable are collectible and no allowance is necessary.

        We determine our inventory value at the lower of cost (first-in, first-out method) or market value. In the case of slow moving items, we may write down or calculate a reserve to reflect a reduced marketability for the item. The actual percentage reserved depends on the total quantity on hand, its sales history, and expected near term sales prospects. When we discontinue sales of a product, we will write down the value of inventory to an amount equal to its estimated net realizable value less all applicable disposition costs.

        Our intangible assets consist principally of intellectual properties such as regulatory product approvals and patents. We amortize our intangible assets over their estimated period of benefit, ranging from one to ten years upon being placed in full production. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or indicate that impairment exists.

        As part of the process of preparing our consolidated financial statements, we must estimate our actual current tax liabilities together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. We must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, a valuation allowance must be established. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, the impact will be included in the tax provision in the statement of operations.

Results of Operations

Comparison of the Nine Month Periods Ended September 30, 2007 and 2006

        MedPro recorded losses for both the nine month periods ended September 30, 2007 and September 30, 2006 of $(1,981,011) and $(2,414,368), respectively. Losses from operations were $(1,981,357) and $(2,416,179) for those periods of 2007 and 2006. The net losses for the periods included net other income of $346 and $1,811.

        Sales for the first nine months of 2007 were $58,784 compared to $71,743 for the first nine months of 2006, principally due to sales of the Safemate® device. Inventory levels have increased to accommodate expected demand and MedPro does not expect to experience supply problems during the balance of 2007 and future periods. Management expects to use some of the net proceeds of the sale of the Series A Stock and warrants for an advertising campaign to reintroduce the Safemate® product in the marketplace.

        The gross margins for the product sales during the first nine months of 2007 and 2006 were as follows:

	2007		2006

	$	%	$	%

Sales	$58,784	100.0%	$71,743	100.0%
Cost of sales	10,182	17.3%	16,676	23.2%
Gross margin	48,602	82.7%	55,067	76.8%

        Management wrote down the Needlyzer® device to net realizable value in 2004. The margin on this device was relatively small after the write down. Sourcing the Safemate® device offshore in 2006 reduced costs and improved the margin. Due to relatively low sales levels, the effect of minor inventory adjustments in 2007 and higher sales prices for the Needlyzer® in 2007 have influenced the higher than expected gross margin in the first nine months of 2007. Management estimates the gross margin on future sales to be approximately 40%.

        Total operating expenses of $2,029,960 during the first nine months of 2007 reflected the renewed activity in product development for the Vacu-Mate blood collection device, higher salary expense, more significant interest costs, and higher professional fees in connection with the new product and the reintroduction of the dental needle. Operating expenses during the first nine months of 2006 were $2,471,246, or $441,286 higher than the corresponding period of 2007. The largest component of increased costs in 2006 related to the cost to acquire and develop the Vacu-Mate patent. Other income and expenses in both periods were immaterial.

        Total assets were $5,564,110 as of September 30, 2007 and $5,227,559 as of September 30, 2006. These figures were relatively flat from year to year. The major additions to assets related to the Key-Lok™ intellectual property (approximately $489,000) and manufacturing equipment (approximately $500,000).

        Total liabilities declined from $12,435,874 to $12,299,373 (a change of $(136,501)) as a result of the discharge of debt by the principal shareholder, the conversion of debt to common stock by a shareholder and the reduction of debt from payments. The money to liquidate these debts and to fund the operating losses also came from net new capital of $3,263,401, including the previously listed conversion and new capital infusion. Additional debt of $1,000,000 from Vision and a new bank loan and line of credit, replacing existing debt and partially funding current operating losses, in the amounts of $5,000,000 in term debt and $1,500,000 ($1,492,500 outstanding at September 30, 2007) in a working capital line, were secured in 2007.

        The accumulated deficit went from $(14,919,843) as of September 30, 2006 to $(16,512,671) as of September 30, 2007, due to the net effect of 2007 and 2006 operating losses (for the entire year) and the impact of the discharge of debt on the last half of 2006. The full year loss for 2006 was $(1,393,087), less than the loss for the first nine months of 2006.

Comparison of Years Ended December 31, 2006 and 2005

        MedPro incurred losses of $(1,021,281) for 2006 and $(3,286,549) for 2005. Losses from operations were $(1,342,941) and $(336,221), respectively. The net losses for the periods included net other income and (expense) of $321,660 and $(2,950,328).

        Sales of the Safemate® dental needle were $60,803 for 2006 and $48,054 for 2005. Sales of the Needlyzer® for the same periods were $20,565 and $10,741, respectively. The Needlyzer® device has not proven to be commercially viable in the United States but we have seen some limited interest in third world countries for use in limiting transmission of blood borne pathogens through needle sharing or reuse. Sales of the Safemate® device were adversely affectively by limited marketing, as management focused on development of the Vacu-Mate blood collection device, and the effects of the interruption of supplies due to difficulty with a former supplier. The gross margins for the product sales in 2006 and 2005 were as follows:

	2006		2005

	$	%	$	%

Sales	$81,368	100.0%	$58,795	100.0%
Cost of sales	38,016	46.7%	41,609	70.8%
Gross margin	43,352	53.3%	17,186	29.2%

        Management wrote down the Needlyzer® device to net realizable value in 2004. The margin on this device was expected to be relatively small after the write down. Sourcing the Safemate® device offshore in 2006 reduced costs and improved the margin on this device.

        Total operating expenses increased by $1,032,886 in 2006 to $1,386,293, reflecting renewed activity in product development for the Vacu-Mate device, additional employees, and renewed travel activity in connection with the new product and the reintroduction of the dental needle. These expenses totaled $353,407 in 2005. Interest expense was $985,202 and $2,972,174 for the two years. MedPro borrowed money at risk adjusted rates that exceeded rates available to more commercially successful companies. The impact of the discharge of indebtedness by the Company’s principal shareholder resulted in an income item of $1,294,526 late in 2006.

        Total assets grew from $3,402,380 in 2005 to $4,640,512 in 2006. The most significant changes were in fixed assets and intellectual property additions. The major additions to assets relate to the Key-Lok™ intellectual property (approximately $489,000) and manufacturing equipment (approximately $500,000).

        Total liabilities declined from $11,504,406 to $10,061,564 (a change of $(1,442,842)) as a result of the discharge of debt by the principal shareholder, the conversion of debt to common stock by a shareholder and the reduction of debt from payments. The money to liquidate these debts and to fund the operating losses also came from net new capital of $3,702,255, including the previously listed conversion and new capital infusion.

        The accumulated deficit went from $(14,163,932) in 2005 to $(15,185,213) in 2006 due to the operating loss in 2006 of $(1,021,281).

Liquidity and Capital Resources

        Net proceeds from the sale of the Series A Stock and warrants totaled approximately $11,575,000 after payment of the placement fee and offering expenses. Immediately after the merger, we used approximately $3,000,000 of the net proceeds to repay a bridge loan from Vision, repay the current portion of shareholder loans, and pay financing fees to our bank. The remaining $8,500,000 will be working capital and the principal source of funding for MedPro’s operations through December 31, 2008. Other sources of funds include revenues from the sale of our medical safety products, including anticipated revenues from the sale of the blood collection product we expect to launch in 2008, and the commitment for funding made by our Chairman.

        We have entered into a “take or pay” agreement with a worldwide medical products company for distribution of our tube-activated blood collection system. We anticipate a launch of this product, during the second quarter of 2008, subject to the receipt of FDA 510(k) clearance and the completion of production arrangements. Assuming no delay in the launch, MedPro could begin to receive revenues from the sale of the collection tube activated product during the second quarter of 2008. Our agreement requires our distributor to purchase a minimum of $1.4 million of the product during the first full year of commercial shipments of the product to the distributor.

        CRM Development Company, an entity owned by MedPro’s Chairman, W. Craig Turner, has funded MedPro’s recent operations through loans. Mr. Turner has also personally guaranteed up to $7.0 million of MedPro’s bank debt. We anticipate that Mr. Turner will be released from the guarantee as a result of our sale of Series A Stock and stock purchase warrants on December 28, 2007. See “Certain Relationships and Related Party Transactions.” MedPro’s indebtedness under its credit agreement bears interest at the prime rate plus 2%, calls for monthly payments of approximately $139,000 beginning in August 2008, and matures on August 1, 2011.

        We estimate we will need approximately $10,000,000 to fund our operations through the end of 2008. Our primary cash requirements will be to fund (a) launching our blood collection products for distribution, (b) continuing development of our safety syringe products and other medical device safety products based on the technology for which we hold rights, and (c) increasing our administrative capability as needed to support expanded day-to-day operations. In addition, we paid $3,000,000 of our working capital to acquire an option for an exclusive U.S. distribution rights for products that complement or expand our product portfolio. See “Business — Product Development.”

        We may require additional funding to complete the development of and launch all of the safety products for which we currently own intellectual property rights. In addition, development or production costs may increase beyond the amounts on which we have based our current funding assumptions. The purchasers of the Series A Stock and warrants have the right to fund our future financing needs by exercising stock purchase warrants for cash; although we have no assurance they would do so and any such exercise may depend on the then-prevailing trading price for MedPro common stock.

        Although we plan to continue to outsource our developmental and manufacturing resource needs, we also plan to expand our in-house capabilities. We expect to employ a senior product development officer and project engineer to direct the development of our portfolio of products and to work directly with our external product development firm. This will allow our current management personnel to focus on production and marketing as our products complete the regulatory approval process and distribution can begin.

        During the next year, we expect to add additional administrative support personnel and infrastructure as necessary to support the planned expansion of our operations. MedPro will need to add personnel and substantially increase the related administrative expenses to continue product development, increase sales and marketing activities, and comply with periodic reporting and internal control requirements. We expect to purchase computer systems and related equipment for approximately $90,000 to support our data and communications requirements. In addition, we recently engaged a full service information technology support firm to ensure appropriate support of our systems, telephone, and backup of corporate records for a total of approximately $24,000 over the next twelve months. MedPro will also need to purchase product inspection equipment for approximately $100,000 in connection with the launch of its blood collection product.

        We anticipate spending a minimum of $200,000 through the end of 2008 for legal, accounting and other compliance-related expenses arising from MedPro’s reporting and other obligations under the Securities Exchange Act and its commitment during the six months following the merger to register shares beneficially owned by the holders of the Series A Stock and warrants for possible resale under the Securities Act of 1933. In addition, under the terms of its stock purchase agreement with Vision and certain other accredited investors, MedPro has committed to spend $240,000 for investor relations and corporate marketing activities during the twelve months following the merger.

        While we expect MedPro to realize significant revenue from the launch of the first of two models of the blood collection product, the amount of revenue realized in 2008 will depend upon our ability to procure regulatory approval and other factors that could delay the launch. MedPro will also continue to develop products from its portfolio. As a result, we do not expect MedPro to show an operating profit in the current fiscal year, or over the next twelve months. We believe there is a well defined market for MedPro’s products, and supported by federal Needlestick Prevention Act, which requires the use of products similar to those MedPro is developing. We are optimistic about the prospects for our blood collection products based upon our pre-marketing activities over the past two years, general interest in the skin activated product, and our minimum volume distribution contract. At current production cost estimates, we expect MedPro to have operating margins of approximately 40%, although margins could be adversely affected by continued increases in the cost of necessary raw materials used. We will monitor MedPro’s cash flow carefully and will maintain limited, but necessary, employment levels required to sustain operations.

        Our current sales estimates are exclusively for product sales in the United States. We do not anticipate revenue from the marketing of the tube activated blood collection device in Europe, although its distributor has received preliminary favorable interest from pre-launch marketing and demonstration activities. Our ability to generate future European and other foreign sales will depend upon applicable regulatory approvals for MedPro’s products.

        MedPro’s growth will depend upon our ability to enter into sales and distribution agreements for its other technologies, as they become available for distribution.

BUSINESS

Overview

        Our company was originally incorporated in Kentucky in 1995 and changed its domicile to Delaware in 1999. On December 28, 2007, our company merged with Dentalserv.com, a Nevada corporation with nominal assets and no active operations whose common stock was registered under the Securities and Exchange Act of 1934. In the merger, the combined Nevada corporation was renamed “MedPro Safety Products, Inc.”

        We have developed and acquired a portfolio of medical device safety products incorporating proprietary needlestick prevention functionalities. We currently distribute a safety needle designed for the dental market. Our strategy for the next 24 months focuses on developing and commercializing four products in three related product sectors: blood collection devices, syringes for the clinical healthcare market, and intravenous devices. Our objective for each of our products is to enter into a strategic agreement with one of more major medical product distribution firms. Whenever possible, these agreements would be on a fixed “take-or-pay” basis in we would agree to deliver a minimum quantity of units at a fixed price per unit. We plan to outsource the production of all of our products to established medical safety device manufacturers.

        Currently, we have entered into a “take or pay” agreement with one such distribution partner for one model of our blood collection devices, which is subject to our completion of the regulatory approval process and finalizing our production arrangements with a medical device manufacturer. We are discussing the potential terms of distribution arrangements with respect to a second model of a blood collection device, a proprietary safety syringe and a needleless intravenous valve line. Our longer-term product development plans include prefilled pharmaceutical safety syringes and a needleless intravenous line based on patents and designs we control. We have invested approximately $12 million in technology to date, including patent, regulatory, compliance, acquisition, and marketing efforts.

        Our offices are located at 817 Winchester Road, Lexington, Kentucky 40505 and our telephone number is (859) 225-5375.

Market Opportunity

        The federal Needlestick Prevention Act of 2001 modified bloodborne pathogen standards to require that occupational exposure control plans identify, evaluate and make use of needle devices with built-in safety features and needleless systems for withdrawing body fluids, accessing a vein or artery and administering medications. The passage of this legislation spurred the development of more effective needlestick prevention technology for use in clinical and other healthcare settings, including needles employing built-in safety features and needleless systems.

        Since the passage of Act, we have focused on identifying, acquiring and developing safety solutions employing inherent passive needles or needleless replacements that require no operator activation of the safety mechanism. Our research and development approach has been to identify and acquire leading edge technology with a view to developing medical safety products with significant commercial potential. We have acquired technology and developed products across multiple medical device safety segments.

•	The Blood Collection Market. Based on our research and discussions with potential distribution partners, we estimate the total annual market for blood collection at 700 million units in the U.S. and 1.5 to 2 billion units worldwide. This market has largely converted to safety devices, with 83% of acute-care facilities using some form of safety blood collection device. The U.S. market is concentrated with two companies, Smiths Medical and Becton Dickenson, representing greater than 80% of the market. Neither of the two major suppliers currently offers a fully passive device.
•	The U.S. Clinical Market. The U.S. clinical health care market, with annual sales of approximately $2 billion, represents the largest single worldwide market for syringes. It includes 6,000 hospitals, 17,000 nursing homes, 55,000 community pharmacies, 660,000 physicians and 2.2 million nurses.

•	The Intravenous Market. Winged butterfly systems are used for blood collection in the clinical healthcare setting. The estimated market for winged butterfly systems is 200 million units per year, of which only approximately 35% utilize safety features. The MedPro butterfly system will incorporate fully passive safety deployment functionality. MedPro believes that this feature will accelerate the transition to safety devices to the penetration levels seen in other related market segments such as safety syringes.
•	The Dental Market. We estimate the annual market for standard dental aspirating syringes, represents approximately 95% of the total existing dental market, is approximately 180 to 220 million units.

Products

        We currently distribute a single-patient, multi-injection safety needle designed for use within the dental market. We have additional products under development for the blood collection, clinical healthcare syringe, and intravenous device market s that we anticipate launching during the next 24 months.

Safe-Mate® Dental Safety Needles.

        We own and are currently distributing a single-patient, multi-injection safety needle designed for use within the dental market. Safe-Mate® is an engineered sharps injury protection technology that provides a safe, simple and cost-effective solution to reduce the risk of accidental needlestick injury within the dental industry. Providing a sheathing safety needle designed for multiple uses on a single patient, Safe-Mate® is the first and only dental safety needle to fit most standard metal syringes. Safe-Mate® meets the Federal Needlestick Safety and Prevention Act, and is fully compliant with OSHA regulations concerning the safe handling of dental needles. In addition to private practice, Safe-Mate® is used extensively at dental colleges and procedural teaching centers throughout the U.S..

        Following design improvements, we re-launched Safe-Mate® in 2006. The product is currently manufactured in China. We currently use two major distributors (Sullivan Schein and Patterson Dental) and several smaller regional distributors.

Vacu-Mate Blood Collection Safety Products.

        The current Vacu-Mate product provides a unique blood collection device formatted in two separate models; tube activated and skin activated. The distinction relates to the method in which the safety system, a sleeve that covers the needle after the completion of blood collection, is engaged. The operator cannot draw blood without having engaged the safety system.

        The safety system on the “tube-activated” model will engage when the first blood collection tube is fully inserted into the device and blood collection activity initiates. The “skin activated” system will engage as soon as the needle is inserted into the patient and the sleeve has interacted with the patient. Our skin-activated model is considered “fully passive,” and we are not aware of any other comparable blood collection device on the market. If the skin-activated model is perceived by the market to be a premium product, it may generate higher volumes and margins.

        We have entered into a “take or pay” distribution agreement with Greiner Bio-One for the tube-activated model, which is subject to our completion of the regulatory approval process and finalizing our production arrangements with a medical device manufacturer. We are discussing the potential terms of distribution arrangements with respect to the skin-activated model, which has received FDA 510(k) approval.

Intravenous Butterfly Valve.

        We are developing a needleless intravenous butterfly valve line that incorporates our core technology into a collection system that will be very similar to current conventional systems in both appearance and operation. The product has the potential of being the only passive system on the market. The use of our blood collection safety engagement system provides a intravenous system that is both fully passive and engages in a manner familiar to the operator.

“Blunt” Safety Syringe.

        This safety syringe uses a 2-stage passive safety system. The first stage activates as the needle is injected into the medicament for fluid withdrawal. As the needle is withdrawn, the first stage protects the operator from accidental needlestick injuries. The second stage is activated when the needle is injected into the subject. This 2-stage approach both protects the subject from contamination passed via the medicament container and provides a sterile needle to the subject.

        There are two separate models of this “blunt” safety syringe. One is designed specifically for fillable syringes and the other for prefilled syringes. There are one patent and four U.S. patent applications covering these designs. We have secured the rights to the technology for both models through our strategic relationship with Visual Corrections, described below.

        In addition to the four products listed above, we have several products in our development pipeline that we believe have the potential to provide significant future revenues. These include:

Key-Lok Needleless IV Systems Market.

        The majority of needles used in the healthcare industry are used not for penetrating the skin, but only to deliver or withdraw fluids or medications from bottles, ampules, bags, intravenous administration sets or access ports. These are referred to as “transfer needles.” Several companies have developed a system of products designed to eliminate the use of sharp transfer needles. Today, in excess of 85% of health care facilities report using needleless IV delivery systems. We are well advanced in developing what we believe is a better solution, with wide application, and well positioned to compete with the current market leading system.

        In 2006, we acquired rights to the technology for the Key-Lok™ Needleless IV System (KLS), a patented latex-free blunt-cannula needleless (or needle-free) injection system. The system operates like a conventional needle-based system in that it provides a secure connection for a needle-safe medication delivery system. Designed to be cost competitive with needle-based products, KLS has very few components compared to the more complex needleless systems currently marketed.

        We believe that KLS will offer significant market advantages. It will enable health care providers to administer medications free of unprotected needles, essentially eliminating the likelihood of many accidental needlestick injuries, while reducing cross contamination dangers and minimizing the occurrence of latex-induced hypersensitivities or allergic reactions.

Prefilled Safety Syringes.

        Our patent pending design allows pharmaceutical companies to fill a medicament cartridge in their existing factories, which then snap into our pre-assembled safety syringe. This design is fully compatible with existing pharmaceutical manufacturing lines, avoiding any need to change assembly processes. The safety syringe works with both glass and plastic medicament cartridges. In addition, there are more that 15 related products that fill out this product line. The derivative products include a number of different sizes, “blunts,” plungers, and other combinations of the core technology.

Strategy

        Our strategy is to create significant shareholder value over the short to medium term by marketing our safety products through alliances with partners capable of worldwide distribution. The key elements of our strategy include:

•	Enter the U.S. healthcare market with the introduction of the Vacu-Mate blood collection products through major medical distribution partners.
•	Finish development of the Winged Butterfly device and introduce it to the market.

•	Enter the U.S. clinical market with the introduction of the “Anti-Blunting” Safety Syringe in 1 ml and 3 ml versions. Evaluate offering this product in a syringe size of 5ml or larger, to be used with interchangeable needles.
•	Broaden distribution channels by establishing partnership alliances with more medical product distributors.
•	Complete the development and evaluate the market demand of additional products in the pipeline that appear to have strong market potential.

        Over the next 18 to 24 months, we plans to introduce four products through firm “take or pay” minimum volume contracts with distribution partners that provide for specific terms and unit volumes. We identify potential marketing partners for a specific technology who we believe offer a combination of market share access, distribution capability, and credibility in the market as a superior supplier of value-added safety technology to medical device consumers.

        As of January 31, 2008, we had entered into one such agreement for the distribution of one of our blood collection products. The table below summarizes the status of products covered by our plan as of that date.

Product	Status	Contract or Proposed Terms

Skin-Activated Blood Collection	In negotiations with two suppliers.	Three-year “take or pay” contract.

Tube Activated Blood Collection	Contract signed with Greiner Bio-One, subject to finalizing production arrangements and FDA 510(k) clearance.	Five-year “take or pay” contract for 110 million units and $30.8 million.

Butterfly Valve	In discussions with three suppliers.	Three-year “take or pay” contract.

“Anti-Blunting” Safety Syringe	In discussions with two suppliers.	Two-year “take or pay” contract.

Pre-filled Safety Syringe	Preliminary discussions with two suppliers.	No proposal to date.

Product Development

        Since the passage of the 2001 Needlestick Prevention Act, we have focused on developing safety solutions employing inherent passive needles or needleless replacements that require no operator activation of the safety mechanism. Our research and development approach has been to identify and acquire leading edge technology with a view to developing medical device safety products with significant commercial potential. We have obtained all of our proprietary intellectual property, research and development through either acquisitions or technology agreements with third party inventors.

        The most significant of our relationships is with Visual Connections, Inc., a California intellectual property company. Visual Connections and its founder have developed intellectual property for needlestick reduction solutions across a wide range of applications. We have a long-term relationship with Visual Connections and expect to continue this relationship for the foreseeable future.

        We may also engage directly in research and product development activities in the future. Our butterfly valve product is based on an internally developed design. We have no present plans to build an internal research and development function, and our future in-house capabilities will likely depend upon opportunities to add product development personnel through acquisitions or otherwise.

       Visual Connections

        MedPro has a strategic alliance with Visual Connections, a San Diego, California design and development firm owned by Hooman Asbaghi. Mr. Asbaghi is an inventor and designer, and controls his inventions from inception through product design and market release. Mr. Asbaghi has also assisted us from time to time in developing customer relationships in the medical device industry.

        In 2004, we acquired the interest of Visual Connections in patents related to the Vacu-Mate passive safety blood collection system. We paid Visual Connections a total of $3,200,000 and will pay royalty fees of 6% of net sales on products developed from this technology until the patents expire, or a minimum royalty fee of $250,000 for the third through eighth years of production if this amount is greater than 6% of net sales.

        In 2007, Visual Connections and Mr. Asbaghi entered into a similar agreement with SGPF LLC, a company created by Craig Turner, our Chairman, CEO and largest shareholder, to hold intellectual property for us. SGPF acquired the interest of Visual Connections to five inventions underlying our “blunt” safety syringe and prefilled pharmaceutical products, including rights to the related patent and patent applications (the “Blunt Technology”). Visual Connections transferred its interest to SGPF upon payment of an initial transfer payment of $250,000. SGPF also pays transfer payments totaling $2,750,000 in installments over three years beginning in 2007 and a royalty of 5% of on the first $250,000 of adjusted gross sales of products using the Blunt Technology in any calendar year, and 4% of the adjusted gross sales of such products for remainder of the year.

        Our agreement with SGPF provides that we will manage and direct the development of the Blunt Technology and pay up to $375,000 towards development costs with the objective of fully commercializing the Blunt Technology as quickly as possible. We have the option to purchase the Blunt Technology from SGPF for $2,500,000 in cash, reimbursement for certain development costs, and $2,500,000 of our common stock based on a value of $1.81 per share. We will also assume the remaining patent payments that are due at the time that we execute our option.

       Unilife License Option

        We have an option to negotiate an exclusive license agreement with Unilife Medical Solutions Ltd for the sale and distribution of Unilife’s 1mL safety syringe products in the United States. Headquartered in Sydney, Australia, Unilife is an ISO 13485 certified developer and supplier of innovative sharps safety products, marketed under its Unitract brand, designed for use within healthcare and pharmaceutical markets. Unilife’s wholly owned subsidiary, Integrated BioSciences Inc., of Lewisburg, Pennsylvania is a contract manufacturer of medical devices with FDA certified cleanroom facilities.

        The option agreement grants us the right until September 1, 2008, to negotiate the terms of an exclusive license to sell and distribute the Unitract 1mL Safe Syringe, Insulin Syringe, and Clinical Syringe in the United States. If the parties have not signed an agreement by that date, Unilife may terminate the option agreement and return the $3 million option fee we paid with interest at 7% per year, or Unilife will be deemed to have granted us a nonexclusive license. The term of our license permit, whether exclusive or nonexclusive, would be five years, beginning when each product has regulatory approval and becomes available for sale. Unilife must make the 1mL syringe products available for sale within 36 months of the commencement of our license. We would pay a royalty per unit sold, and the exclusivity of our license (if applicable) would be subject to the sale of a minimum number of units per year. We would also have a nonexclusive license to sell and distribute Unitract pre-filled syringes during the term of our license for the 1mL syringe products, for which Unilife would pay us a percentage of adjusted net profits on sales in the United States.

        The Unitract Safe Syringe is designed for use within markets where there is a high risk of the transmission of blood-borne diseases such as HIV and hepatitis C through the reuse of non-sterile syringes, and to protect those at risk of needlestick injury. The Safe Syringe combines an automatic and controlled needle retraction system with an independent non-reuse feature which eliminates any risk of reuse or sharing. The Insulin Syringe is the most common size of syringe used by adults to administer a dose of insulin. It is designed for one-handed use and incorporates similar features to prevent reuse of a non-sterile syringe. Potential health risks from reuse of insulin syringes can include the blunting or breaking off of the needle, tissue microtrauma, the embedding of needle tips in the body, lypodystrophy, and the risk of needlestick injury to others.

Intellectual Property and Licenses

        We own or hold rights to acquire various intellectual properties, including patents, patent applications, technology, trade secrets, know-how, copyrights and trademarks in the United States and other countries. We own or control the rights to eleven issued patents and eight patent applications underlying our products. We are also licensed under domestic and foreign patents, patent applications, technology, trade secrets, know-how, copyrights and trademarks owned by others. In the aggregate, these intellectual property assets and licenses are of material importance to our business. However, we believe that no single patent, technology, trademark, intellectual property asset or license is material in relation to our business as a whole. Date

Competition

        We operate in the increasingly complex and challenging medical device marketplace. Technological advances, federal regulations in the United States and some foreign markets, and scientific discoveries have accelerated the pace of change in medical technology, and the regulation of increasingly more sophisticated and complex medical products is increasing. Companies of varying sizes compete in the global medical technology field. Some are more specialized than us with respect to particular markets, and some have greater financial resources than us. New companies have entered the field, particularly in the areas of safety-engineered devices and in life sciences, and established companies have diversified their business activities into the medical technology area. Other firms engaged in the distribution of medical technology products have become manufacturers of medical devices and instruments as well. Acquisitions and collaborations by and among other companies seeking a competitive advantage also affect the competitive environment.

        A company’s ability to compete in the medical device market depends on many factors, including price, quality, innovation, service, reputation, distribution, and promotion. To increase revenue growth by focusing on products that deliver greater benefits to patients and medical professionals, and to maintain an advantage in the competitive environment in which we operate, we must continue to invest in research and development, quality management, quality improvement, product innovation and productivity improvement. we will compete against companies with substantially more financial resources to invest for these purposes.

Suppliers

        Our production strategy is to outsource the manufacturing of all our products to reputable medical device manufacturers with well-established reputations in the industry. Each of our current and prospective suppliers comply with Good Manufacturing Practice (“GMP” ) requirements under the U.S. Food, Drug and Cosmetic Act and are ISO certified or meet equivalent applicable standards.

        Our existing Safe-Mate products are manufactured by Ran-Teac International Company, Ltd., a Taiwanese medical device manufacturer with a factory in Zhejiang, China, that is fully GMP and ISO 9000/13485 compliant. We expect to continue our relationship with Ran-Teac in the future, especially if we expand into Asian markets.

        Integrated BioSciences Inc. (“IBS”) of Lewisburg, Pennsylvania has fabricated the initial volumes of our blood collection device. IBS is a recently acquired subsidiary of Unilife Medical Solutions, and Australian medical product distributor. IBS is also fully GMP and ISO 9000/13485 compliant.

Government Regulation

       FDA and Other Regulatory Bodies

        Medical devices are subject to regulation by the FDA, state agencies and, in varying degrees, by foreign health agencies that perform similar functions as the FDA does in the United States. These regulations, as well as various federal and state laws, govern the manufacturing, labeling, record keeping, clinical testing and marketing of these products. The majority of our medical device product candidates must undergo rigorous testing and an extensive government regulatory approval process prior to sale in the United States and other countries. The lengthy process of seeking required approvals and the continuing need for compliance with applicable laws and regulations require the expenditure of financial resources. Regulatory approval, when and if obtained, may be limited in scope, which may significantly limit the indicated uses for which a product may be marketed. Approved products and their manufacturers are subject to ongoing review, and discovery of previously unknown problems with products may result in restriction on their manufacture, sale or use, or their withdrawal from the market.

       Regulation of Medical Devices

        All of our current products are medical devices intended for human use and are subject to FDA regulation. Unless an exemption applies, each medical device we market in the United States must have a 510(k) clearance or a Pre Market Approval (“PMA”) in accordance with the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 310). The FDA regulations generally:

•	set standards for medical devices;
•	require proof of safety and effectiveness prior to marketing;
•	require safety data and clinical protocol approval prior to evaluation in humans;
•	establish FDA-mandated current good manufacturing practices, or GMPs; and
•	permit detailed inspection of manufacturing facilities.

        These regulations also require reporting of product defects to the FDA and prohibit export of devices that do not comply with FDA regulations, unless the devices comply with established foreign regulations and the FDA and the health agency of the importing country determine export is not contrary to public health. FDA regulation divides medical devices into three classes. Class I devices are subject to general controls to preclude mislabeling or adulteration and require compliance with labeling and other general requirements. Class II devices are subject to special controls and must also comply with general controls. Class III devices are subject to the most extensive regulation and in most cases require submission to the FDA of a PMA application that includes information on the safety and effectiveness of the device.

        Products marketed in the European Community must comply with the requirements of the European Medical Device Directive (“MDD”) and be CE-marked. The CE Mark is the European equivalent of FDA approval to market. Medical device laws and regulations similar to those described above are also in effect in some of the other countries to which we intend to export our products. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications. Failure to comply with these domestic and international regulatory standards and requirements could affect our ability to market and sell our products in these markets.

       Other Regulations

        We are subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal to solicit, offer, receive or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular product. The United States has published regulations that identify “safe harbors,” or exemptions for certain payment arrangements that do not violate the anti-kickback statutes. We seek to comply with the safe harbors where possible. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations or court decisions addressing some of our practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third party payers (including Medicare and Medicaid) claims for reimbursed products or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the sale and marketing of our products may be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid).

        Our business has been and will continue to be subject to various other laws and regulations.

Information Technology

        We are in the process of selecting a fully integrated IT platform that will enable us to fully and efficiently satisfy our sales and ordering processes while generating the appropriate level of internal control. We have also identified a full service vendor that will be responsible to data integrity, IT security, managed network services, disaster recovery, offsite encrypted data storage, and support of all voice and data communications, both internally and externally. The system will provide a high level of security, backup, and risk management that management believes will significantly reduce the risk of IT failure and resultant negative impact on operations.

Employees

        As of January 31, 2008, we had seven employees. None of our employees are subject to a collective bargaining agreement.

Description of Property

        We lease our office and storage facility in Lexington, Kentucky, under a non-cancelable operating lease. The lease runs through 2012 at a monthly rent of $6,500, with an option for two five-year extension options.

Legal Proceedings

        We are not a party to any pending legal proceedings as of this date.

MANAGEMENT

Directors and Executive Officers

        The following table shows information regarding our current directors and executive officers. The directors are elected by the stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title
W. Craig Turner	53	Chief Executive Officer and Chairman of the Board of Directors
Walter Weller	55	President, Chief Operating Officer, Director
Marc Ray	54	Vice President Finance, Chief Financial Officer
Gary Peterson	56	Director
Warren Rustand	64	Director

        W. Craig Turner is the founder of MedPro and has been Chairman of the board of directors of our predecessor since its inception. He was appointed Chairman of our Board of Directors when our merger took effect in December 2007. Mr. Turner is also the President and Chairman of the Board of Directors of CRM Companies, Inc., a real estate development company specializing in the development of commercial and industrial properties with more than 450 employees. At CRM Properties, Mr. Turner has been responsible for the development of over $250 million in commercial and industrial properties. Previously, Mr. Turner served as Director of Industrial Development for the Commonwealth of Kentucky under then Governors John Y. Brown and Martha Layne Collins.

        Walter W. Weller has been President of MedPro since 2003 and its Chief Operating Officer of our predecessor since its inception in 1993. Mr. Weller was appointed our President, Chief Operating Officer, and Director of MedPro when our merger took effect in December 2007. He has been responsible for MedPro’s product strategy, building customer relationships with key channel partners, and coordinating day to day activities for the Company. Before joining MedPro, Mr. Weller spent approximately ten years working in manufacturing, seven years in financial and operational management, and five years working with financial software design and implementation services. He participated in developing legislation that subsequently was enacted as the federal Needlestick Prevention Act.

        Marc Ray was appointed Vice President Finance and Chief Financial Officer of our predecessor in October 2007 and continued in the same capacity when our merger took effect in December 2007. Mr. Ray served as the Treasurer and as a member of the Board of Directors of MedPro from July 1994 to August 2007. Mr. Ray is a Certified Public Accountant with 29 years of experience. From November 2004 to October 2007 Mr. Ray has served as the managing member of Ray, Foley, Hensley & Company, PLLC, a public accounting firm that he founded in Lexington, Kentucky. From February 1994 to October 2004, Mr. Ray was President of the Lexington, Kentucky based public accounting firm Ray, Hager & Henderson, PSC. In addition, from November 1997 until November 2005, Mr. Ray served at various times as treasurer, director, executive committee member and compensation committee member of Prevent Child Abuse America, a national charitable organization headquartered in Chicago, Illinois.

        Gary Peterson was appointed Director when our merger took effect in December 2007. Mr. Peterson is President and Chief Executive Officer of BATON Development Inc., a virtual incubator for new medical products and services as well as the Managing Member of BATON Ventures LLC and the Venture Partner in Affinity Ventures II LLC, both venture capital funds. In addition, Mr. Peterson has been the President of Peterson-Spencer-Fansler Company, a capital sourcing and operational consulting company since 1991 and a General Partner of PSF Advisors, the General Partner of PSF Health Care Fund L.P., a venture capital limited partnership. Mr. Peterson was co-founder and senior executive of Angiomedics Incorporated, which was acquired by Pfizer, Inc. in 1986 and renamed to Schneider USA. Schneider has since been sold to Boston Scientific for over $2 billion. Before starting Angiomedics Mr. Peterson was involved with several medical device companies including Cardiac Pacemakers, Inc. (now Guidant) and Renal Systems, Inc. (now Minntech) in capacities ranging from management positions in sales and marketing to operating positions in product management to corporate long range product planning.

        Warren Rustand was appointed Director when our merger took effect in December 2007. Mr. Rustand is currently managing partner for SC Capital Partners LLC. He has served as a member of the Board of Directors for over 40 public, private, and not-for-profit organizations, including as Chairman of more than half of those organizations. In the medical field, Mr. Rustand has served as Chairman of Tucson Medical Center, Chairman of Health Partners of Arizona, Chairman of TLC Vision, Chairman of Medical Body Sculpting, and Chairman of Health Equity, Incorporated. Mr. Rustand also served as Appointment Secretary and Cabinet Secretary to former US President Gerald Ford.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation of Dentalserv.com Before the Merger

        Dr. Lawrence Chimerine was appointed President and Chief Executive Officer of Dentalserv.com on December 15, 2006, and served until December 28, 2007. Dr. Chimerine was appointed a director of Dentalserv.com shortly thereafter. Dr. Chimerine received no direct cash or non-cash compensation during the fiscal year ended December 31, 2007 from Dentalserv.com. Before December 15, 2006, Harry Miller was Chief Executive Officer and President of Dentalserv.com. Mr. Miller received no direct cash or non-cash compensation during the fiscal year ended December 31, 2006.

Executive Compensation of MedPro

        The following Summary Compensation Table indicates the cash and non-cash compensation earned during the fiscal year ended December 31, 2007 by W. Craig Turner, MedPro’s President and Chief Executive Officer, Walter Weller, MedPro’s President, and Marc Ray, MedPro’s Vice President Finance and Chief Financial Officer.

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)		All Other Compensation ($) (i)	Total ($) (j)
W. Craig Turner, Chairman and Chief Executive Officer	2007	$127,209		$24,630	(1)		$151,839
Walter Weller, President	2007	$158,462		$24,630	(1)		$183,092
Marc Ray, Chief Financial Officer	2007	$ 40,385		$24,630	(1)		$ 65,015

(1)	Stock with a value of $24,630 was awarded to each director as consideration for service on the board of directors of MedPro during 2007.

Outstanding Equity Awards at Fiscal Year-End

        None of MedPro’s executive officers had outstanding stock options or unvested stock at the end of 2007.

Director Compensation

        None of MedPro’s directors other than executive officers received compensation for services during the fiscal year ended December 31, 2007. Amounts paid to executive officers are included in the Summary Compensation Table.

Employment Agreements

        Currently, MedPro has no employment contracts with its executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Lease

        MedPro leases its office and storage facility in Lexington, Kentucky, on the terms described under “Description of Property” above. The lessor is a partnership in which MedPro’s Chairman and CEO holds an interest.

Bridge Loan

        In anticipation of the closing of the merger and the private placement, MedPro borrowed $1,000,000 from Vision at an interest rate of 8% per year and paid an origination fee of $50,000. The loan was paid back in full upon the closing of the merger.

Vacumate Merger

        On May 22, 2007, Vacumate LLC, a subsidiary in which MedPro owned a 40% interest, merged into MedPro (the “Vacumate Merger”). Vacumate held rights to develop certain medical products, such that MedPro’s ownership interest in Vacumate represented a substantial portion of MedPro’s total assets. The purpose of the Vacumate Merger was to combine Vacumate and MedPro in a manner that gave the equity owners of each company value in the combined company equivalent to the value held in each of the predecessor companies. In the Vacumate Merger:

•	each of the 60 ownership units of Vacumate held by owners other than MedPro converted automatically into 228,205.33 shares of the common stock of the combined company; and
•	each of the shares of MedPro common stock issued and outstanding immediately before the effective time was reduced to 0.4 shares of the common stock of the combined company.

        In the Vacumate Merger, MedPro’s Chairman, W. Craig Turner, and members of his family received approximately 7.5 million shares of the common stock of the combined company for the 33 Vacumate units they owned.

Technology Development and Option Agreement

        On February 19, 2007, we entered into a Technology Development and Option Agreement (the “Technology Agreement”) with SGPF, LLC. W. Craig Turner, our Chairman and CEO, owns 100% of the equity units of SGPF. The Technology Agreement required SGPF to acquire the Blunt Technology underlying our safety syringe and related products. MedPro will manage and direct the development of the Blunt Technology with the objective of fully commercializing the Blunt Technology as quickly as possible. We must also pay up to $375,000 towards the cost of developing the Blunt Technology and have the option to purchase the Blunt Technology for $2,500,000 in cash, reimbursement for certain development costs, and $2,500,000 of our common stock based on a value of $1.81 per share. We must also assume the remaining patent payments that are due at the time that we executes the option.

        SGPF acquired the Blunt Technology from Visual Connections and its founder in 2007. SGPF has paid an initial transfer payment of $250,000, must pay Visual Connections transfer payments totaling $2,750,000 in installments over three years beginning in 2007. SGPF also must pay a royalty of 5% of on the first $250,000 of adjusted gross sales of products using the Blunt Technology in any calendar year, and 4% of the adjusted gross sales of such products for remainder of the year.

Key-Lok™ Acquisition

        During 2006, MedPro acquired a needless IV system, known as Key-Lok™, a product owned by Baton Ventures, LLC, an entity managed by Baton Development, Inc., an entity owned by Gary A. Peterson, MedPro’s Vice Chairman and Vice President of Finance. In the transaction, MedPro issued 1,600,780 shares of MedPro common stock to Baton Ventures and assumed outstanding legal bills of approximately $10,000. Baton Ventures also elected to convert a total of $452,000 in additional bridge loans to equity and received 731,530 shares of MedPro common stock.

Convertible Notes

        Upon approval of the Merger Agreement, four holders of convertible notes issued by MedPro (“Notes”) will receive 476,013.5 shares of MedPro common stock at an assumed price per share of $0.6512 to retire the outstanding principal and interest on the Notes totaling approximately $310,000. A fifth Note holder previously received $472,983 in cash to retire his Note. To facilitate the cash payment to the Note holder, MedPro issued 1,136,364 shares of its common stock to three of its existing stockholders in consideration of cash proceeds totaling $500,000.

Loans to MedPro

        Certain officers, directors, shareholders, and their affiliated entities have made loans to MedPro on varying terms, including interest rates and conversion features. As of September 30, 2007, MedPro’s indebtedness to these related parties totaled $4,016,869. Included in this amount is a $2,000,000 promissory note that carries an interest rate of 6% and is payable to CRM Development Company, an entity that is owned by MedPro’s Chairman. MedPro expects to pay off all of the outstanding notes payable to and advances from shareholders other than the CRM obligation during the first quarter of 2008.

Other Transactions in Which Related Parties Have an Interest

        Carsie Garyen Denning, the son-in-law of W. Craig Turner, is MedPro’s Vice President of Sales and Marketing and was paid an aggregate salary, bonus and taxable perquisites of approximately $96,500 during 2007.

Corporate Governance

       Board of Directors

        Our Board of Directors is currently composed of 4 members. None of our Board of Directors are independent under the definition of the NASDAQ Stock Exchange. Messrs Turner and Weller are officers and employees. Mr. Peterson is a consultant to us. SC Capital, for which Mr. Rustand is a Managing Director, is receiving a fee for providing financial advisory services to MedPro in connection with the merger and the private placement. Baton Ventures, an entity controlled by Gary Peterson, has been a party to transactions with our predecessor described below under “Certain Relationships and Related Transactions.” Mr. Turner currently serves as our Chairman of the Board of Directors. In this capacity he is responsible for presiding at the meetings of the committees of the board of directors.

       Board Committees

        We are not currently required to have an audit committee, compensation committee or nominating/corporate governance committee. We have established both an audit and a compensation committee, each presently comprised of all of our four directors. Gary Peterson chairs our compensation committee. We expect to appoint an audit committee chair at an upcoming meeting. We do not have an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The functions ordinarily handled by a nominating committee are currently handled by our entire board of directors. Our Board of Directors intends however to add independent directors to our board and board committees and to evaluate and modify our governance structure as necessary and advisable in the future to facilitate the management of our business.

       Code of Ethics

        A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by an issuer;
•	Compliance with applicable governmental laws, rules and regulations;
•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
•	Accountability for adherence to the code.

        Dentalserv.com had not adopted a code of ethics that applies to the Chief Executive Officer because it had no meaningful operations prior to the closing of the merger. However, we plan to adopt a code of ethics in 2008.

        Conflicts of Interest

        Certain conflicts of interest may exist from time to time between MedPro and certain officers and directors due to the fact that some of them may have other business interests to which they devote their attention. Some of our officers and directors may continue to do so notwithstanding the fact that management time should be devoted to our business. MedPro has not established policies or procedures for the resolution of current or potential conflicts of interest between us, our officers and directors or affiliated entities. There can be no assurance that our management will resolve all conflicts of interest in favor of us, and conflicts of interest may arise that can be resolved only through the exercise by management their best judgment as may be consistent with their fiduciary duties.

        Board Meetings and Committees

        MedPro’s Board of Directors held three meetings during the fiscal year ended December 31, 2007. Before the merger, Dentalserv.com had a single director, so no formal meeting of its board of directors occurred during 2007. The newly appointed board of directors of the combined corporation held its initial meeting on January 8, 2008.

        Directors may be paid their expenses, if any, of attendance at meetings of the Board of Directors. We have not yet determined how we will compensate our directors. Our directors are not precluded from serving us in any other capacity and receiving compensation therefor except as otherwise provided under applicable law. Except as described above under “Executive Compensation — Director Compensation,” no compensation was paid to the directors of MedPro in 2007.

        MedPro has neither a nominating committee for persons to be proposed as directors for election to the Board of Directors nor a formal method of communicating nominees from stockholders. We do not have any restrictions on stockholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under Nevada law and the federal proxy rules. Currently, the entire Board of Directors plans to determine nominees for election as directors, on the recommendation of one or more members of the Board of Directors.

        The Board of Directors will consider suggestions from individual stockholders, subject to its evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to any of the Board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent prior to being considered for nomination. Although there are no formal criteria for nominees, our Board of Directors believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and the medical device safety products industry.

        The Board of Directors has not adopted a formal methodology for communications from stockholders but plans to adopt such methodology in 2008.

        We do not have a policy regarding the attendance of board members at the annual meeting of stockholders, but we plan to adopt a policy in 2008.

       Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between our Board of Directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

BENEFICIAL STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth information known to us regarding beneficial ownership of our common stock as of December 31, 2007, giving effect to the completion of the merger, by:

•	each person known by us to be the beneficial owner of more than 5% of either class of our common stock;
•	each of our executive officers and directors; and
•	our executive officers and directors as a group.

        The table does not show the potential effect of the conversion of Series A Stock into our common stock or the exercise of warrants to purchase our common stock. The Series A Stock may not be converted to the extent that such a conversion would cause the holder to beneficially own more than 9.9% of the outstanding common stock. The warrants may not be exercised to the extent that exercise would cause the holder to beneficially own more than 4.9% of the outstanding common stock.

	Shares Beneficially Owned (1)(2)
Name	Number of Shares	Percentage of class (3)
W. Craig Turner (4)	5,537,728	41.7%

Vision Opportunity Master Fund, Ltd. (5)	1,254,038	9.9

Gary Peterson (6)	1,244,045	9.4

Baton Development (6)	1,172,517	8.8

Warren Rustand (7)	1,127,389	8.5

Walter Weller (4)	169,073	1.3

Marc Ray (4)	46,650	*

Executive officers and directors as a group (5 persons)	8,124,885	61.2

*	Indicates less than 1%
(1)	Unless otherwise indicated, each of the listed shareholders has sole voting and investment power with respect to the shares. Under SEC rules, each a person or group is considered to be the beneficial owner of securities that the person may acquire within 60 days through the exercise or conversion of convertible securities, options, warrants and rights, if any. Those securities are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or group. The securities are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group.
(2)	As a result of the restrictions on its conversion of Series A Stock and the exercise of its warrants, Vision may be deemed to be the beneficial owner of 9.9% of the common stock.

(3)	Percentages are based upon 13,285,072 outstanding shares. Shares underlying exercisable warrants are deemed outstanding for determining the ownership percentage solely of the warrant holder.
(4)	Business address is 817 Winchester Road, Lexington, Kentucky 40505.
(5)	Business address is 20 West 55th Street, New York, New York 10019.
(6)	Mr. Peterson is the CEO of Baton Development. Business address is 10040 East Happy Valley Road # 37, Scottsdale, Arizona 85260.
(7)	Business address is 4100 Newport Place, Suite 620, Newport Beach, California 92260. Mr. Rustand is the Managing Director of SC Capital LLC. SC Capital LLC owns 593,931 shares of MedPro and has warrants to purchase 533,458 additional shares of MedPro within 60 days at an exercise price of $1.81, subject to adjustment.

DESCRIPTION OF CAPITAL STOCK

        Our Amended and Restated Articles of Incorporation currently authorize us to issue 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. Of the 10,000,000 shares of preferred stock authorized, 6,668,230 shares were designated as Series A Stock, par value $.01 per share, pursuant to a Certificate of Designation filed with and accepted by, the Secretary of State of the State of Nevada on December 28, 2007.

        On December 28, 2007, we completed the following transactions:

•	The Dentalserv.com articles of incorporation were amended to authorize the issuance of 10,000,000 shares of preferred stock. The 5,625,550 shares of common stock then outstanding were combined into 1,406,387 shares of common shares in a 1-for-4 reverse stock split.
•	We issued units consisting of an aggregate of 6,668,230 shares of Series A Stock and warrants to purchase 25,286,691 shares of common stock to Vision and other accredited investors for $13 million, of which $11 million was paid in cash and $2 million is payable no later than March 31, 2008.
•	Upon the effectiveness of the merger immediately thereafter, we issued 11,284,754 shares of common stock to the former shareholders of our predecessor corporation and an additional 593,391 shares of common stock as a fee for financial services.

        Upon the completion of these events, we had issued and outstanding 13,285,072 shares of common stock and 6,668,230 shares of Series A Stock. In addition, we issued outstanding warrants to purchase a total of 25,820,149 shares of common stock.

        As part of the consideration paid for the units issued, Vision delivered a secured promissory note to us in the principal amount of $2,000,000, which is payable on March 31, 2008. The note provides that either Vision will pay the note when due, or another investor may pay $2,000,000 and receive the 1,025,881 units issued therefor and the note will be cancelled. The note is secured by a pledge of 1,025,881 units.

        The following descriptions of our capital stock are summaries and do not purport to be complete. They are subject to and qualified by reference to our Amended and Restated Articles of Incorporation, its Bylaws, the Certificate of Designation of the Series A Preferred, and the applicable provisions of the corporate laws of the State of Nevada. The descriptions of our common stock and preferred stock, as well as the warrants to purchase our common stock, reflect changes to our capital structure resulting from the transactions completed on December 28, 2007 described above.

Common Stock

        Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We may pay dividends at such time and to the extent declared by the Board of Directors in accordance with Nevada corporate law. Holders of our common stock have no preemptive or other subscription rights, nor are there any conversion rights or redemption or sinking fund provisions. All outstanding shares of our common stock are fully paid and non-assessable. To the extent that we may issue additional shares of our common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

Preferred Stock

        Our preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix the number of shares and the designation of any series of preferred shares. The Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any wholly unissued series subsequent to the issue of those shares. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that we may issue in the future.

        The board of directors has designated 6,668,230 shares of the preferred shares as Series A Stock, which were issued together with warrants to purchase MedPro common stock to the Series A Purchasers, as described below.

Series A Convertible Preferred Stock

        Vision Opportunity Master Fund, Ltd., a Cayman Islands investment fund, and other accredited investors (to whom we refer collectively as the “Series A Purchasers”) made a $13 million investment in MedPro to purchase 6,668,230 units comprised of one share of new Series A Stock and a variable series of common stock purchase warrants. The purchase price was $1.945 per unit. The warrants consist of Series A, Series B, Series C, and Series J warrants, the terms of which are described under “Common Stock Purchase Warrants,” below. The investment by the Series A Purchasers closed concurrently with the effective time of the merger.

        The following is a summary of the material rights, preferences, privileges, and restrictions of the Series A Stock.

Ranking	The Series A Stock will rank senior to our common stock and other classes of junior stock, but rank junior to MedPro’s indebtedness.

Dividends	The holders of Series A Stock are entitled to receive cash dividends at the rate of 5% of the stated liquidation preference amount ($1.95 per share). Dividends will be prorated for shares not outstanding for a full year.

Dividends are cumulative, and will accrue and be payable upon any liquidation of the Company, as described below. Dividends on Series A Stock will be paid prior to dividends on any junior stock.

Liquidation Rights	Upon liquidation, dissolution or winding up of the Company, the holder of Series A Stock is entitled to a liquidation preference of $1.95 per share plus any accrued and unpaid dividends, prior to any amounts being paid on MedPro common stock or any junior stock. If MedPro’s assets are not sufficient to pay in full the liquidation preference, then all of the assets will be distributed pro rata among the holders of the Series A Stock.

Voting Rights	The Series A Stock holders have no voting rights except in the following limited circumstances: So long as there are 200,000 shares of Series A Stock outstanding, the affirmative vote of 75% of the Series A Stock is required for us to take the following actions:

To authorize the issuance of a series of stock ranking equal or senior to the Series A Stock with respect to the distribution of assets on liquidation, dissolution, and winding up.

To amend provisions of the Series A Stock that will adversely affect any rights of the stock.

To repurchase, redeem, or pay dividends on shares of common stock other than de minimus repurchases or contractual redemption obligations.

To amend the articles of incorporation or bylaws to materially and adversely affect the rights of Series A Stock.

To make any unauthorized distribution to the holders of stock junior to the Series A Stock.

To reclassify our outstanding securities in a way that adversely affects Series A Stock rights.

To voluntarily file for bankruptcy, liquidate assets or make an assignment for the benefit of our creditors. To discontinue involvement in the business of commercializing medical devices.

Conversion Rights	The Series A Stock shares are convertible into shares of common stock at any time, in whole or in part, at the option of the holder thereof; provided that no fewer than 200,000 shares may be converted at any one conversion.

For each share of Series A Stock converted, the holder will be entitled to receive a number of shares of common stock equal to the quotient of: (1) $1.95 (the liquidation preference amount), divided by (2) the conversion price in effect as of the date of the delivery of the holder’s notice of election to convert.

The conversion price is initially $1.95 per share, but is subject to adjustment for certain events, including stock splits, stock dividends, distributions, reclassifications or reorganizations. In addition, the conversion price is subject to adjustment if the Company issues additional shares of common stock or securities convertible into, or exchangeable for, common stock, in either case at a price per common share less than the conversion price then in effect. The conversion price adjustment does not apply to the issuance of shares in certain transactions identified in the certificate of designations unless the holder of the Series A Stock waives the restriction.

The Series A Stock cannot be converted into common stock if the conversion will result in the holder beneficially owning in the aggregate more than 9.9% of our common stock outstanding.

Buy-In Rights	If, upon receipt of a notice of conversion, we fail to transmit to the holder of Series A Stock, certificates representing the shares of common stock issuable upon conversion, and the holder is required to purchase shares of common stock to deliver in satisfaction of a sale of the shares to have been issued upon the conversion, then we must pay the holder in cash the amount by which the holder’s total purchase price for the common stock exceeds the amount obtained by multiplying, (1) the number of shares of common stock issuable upon conversion of the Series A Stock that we were required to deliver times, (2) the price at which the sell order giving rise to such purchase obligation was executed. In addition, at the option of the holder, we must either reinstate the shares of Series A Stock and the equivalent number of shares of common stock or deliver to the holder the number of shares of common stock that would have been issued if we have timely complied with its conversion and delivery obligations.

Redemption Rights	Upon the occurrence of a “major transaction,” each holder of Series A Stock shall have the option to require us to redeem all or a portion of the holder’s Series A Stock equal to 100% of the liquidation preference amount plus any accrued but unpaid dividends. We may elect to pay in shares of common stock, in which case the price per share will be based on the conversion price then in effect.

A “major transaction” includes certain consolidation or merger transactions, the sale of more than

50% of MedPro’s assets, or the purchase of more than 50% of the outstanding shares of common stock.

Upon the occurrence of one of the triggering events listed below, each holder of Series A Stock can require MedPro to redeem all or a portion of the holder’s shares of Series A Stock at a price per share equal to 120% of the liquidation preference amount plus any accrued but unpaid dividends and liquidated damages.

Triggering events include:

(1) Lapse of the effectiveness of the registration statement for 20 consecutive trading days, or unavailability of the registration statement for sale of MedPro common stock for 20 consecutive trading days and MedPro common stock cannot be sold in the public securities market, provided that the unavailability is not due to factors solely within the control of the holder of the Series A Stock.

(2) Suspension from listing or trading on any one of, or the failure of MedPro’s common stock to be listed or traded on at least one of, the OTC Bulletin Board, the Nasdaq Capital Market, the Nasdaq Global Market, the New York Stock Exchange, Inc., or American Stock Exchange, Inc. for 5 consecutive trading days.

(3) Notice of MedPro’s inability to convert Series A Stock into shares of common stock.

(4) Failure to comply with a conversion notice for 15 days.

(5) Deregistration of common stock so it is no longer publicly traded.

(6) Consummation of a “going private” transaction so that the common stock is no longer registered under the Securities Exchange Act of 1934.

(7) Breach of a term of the purchase agreement or the certificate of designation or any other agreement delivered in connection with contemplated transactions that has a materially adverse effect and is not a curable breach of a covenant that continues for more than 10 business days.

For triggering events (1), (2), (3), and (7), MedPro has the option to pay in cash or shares of common stock (in which case, the price per share shall be based on the conversion price then in effect). For (4), (5), and (6), MedPro will redeem the applicable Series A Stock for cash.

Rights if Unable to Fully Convert	If MedPro cannot issue shares of common stock for any reason, it will issue as many shares of common stocks as it can. With respect to the unconverted Series A Stock, the holder can elect within 5 business days of MedPro’s receipt of notice:

•	To redeem the unconverted stock at a price equal to the major transaction redemption price, provided that MedPro has the option to pay in cash or shares of common stock.

•	If MedPro cannot fully convert because it failed to have a sufficient number of shares of common stock registered for resale under the registration, to require it to issue restricted shares of common stock.

•	To void its conversion notice and retain the shares of Series A Stock.

•	To exercise its buy-in rights.

No Preemptive Rights	Except as noted in the following paragraph, a holder of Series A Stock will not have the right to subscribe for, purchase or receive any part of any new or additional shares of any class of the company’s shares, or any of the company’s debt securities convertible into its shares, except for the holder’s conversion rights. MedPro’s board of directors will have the power to authorize the company to issue shares (other than Series A Stock) or debt securities on such terms and for such consideration as they deem advisable.

For one year following the effective date of the registration statement covering the resale of shares of MedPro common stock issuable upon the conversion of Series A Stock or the exercise of the related warrants, each holder of units will have the option to purchase up to its pro rata portion of all or a portion of the securities being offered in any subsequent financing on the same, absolute terms and conditions as contemplated by such subsequent financing. A subsequent financing means any proposed offer or sale of MedPro’s common stock, or any debt or equity securities convertible, exercisable or exchangeable into its common stock, to any third party. The right would not apply to shares issued to acquire patents for technology, under employee benefit plans and certain other corporate transactions. A Unit holder electing to participate in a subsequent financing would have the right to acquire a percentage of the offered shares in the subsequent financing obtained by dividing (x) the number of shares of Series A Stock purchased by such Unit holder by (y) the total number of shares of Series A Stock purchased by all of the Unit holders who elect to participate in the subsequent financing.

Restriction on Issuance of Stock	The affirmative vote of 75% of the outstanding shares of Series A Stock is required to issue shares of the Series A Stock other than in the Private Placement.

Vote to Change Terms	The affirmative vote of 75% of the outstanding shares of Series A Stock is required to change the certificate of designation or the articles of incorporation in a manner that alters the rights of the Series A Stock.

Common Stock Purchase Warrants

        Each unit sold to the Series A Purchasers was comprised of one share of Series A Stock, one Series A Warrant and one Series B Warrant. If an investor purchased units for an aggregate purchase price of $5,000,000 or more, one Series J Warrant and one Series C Warrant was also included in each Unit purchased. Each series of warrant may be exercised on the following terms:

Series A Warrant	Entitles holder to purchase one share of common stock at a purchase price of $1.81 per share, 93% of the purchase price per share of Series A Stock.

Series B Warrant	Entitles holder to purchase one additional share of common stock at a purchase price of $1.99 per share, 102% of the purchase price per share of Series A Stock.

Series J Warrant	For investors purchasing an aggregate of at least 2,762,431 units in the offering, each purchased Unit also includes a Series J Warrant and a Series C Warrant each to purchase one further additional share of common stock at a purchase price of $2.18 per share, 112% of the purchase price per share of Series A Stock.

Series C Warrant	For investors receiving Series J and Series C Warrants, the Series C Warrants only become exercisable following exercise of the corresponding Series J Warrant.

Adjustments to the Exercise Price and Number of Shares Available	The price per share and number of shares available under each series of Warrant is subject to adjustment in the following circumstances:

•	the recapitalization, reorganization or reclassification of MedPro;

•	the consolidation, merger or sale of MedPro;

•	stock dividends, stock splits or reverse stock splits made by MedPro;

•	or the issuance of additional shares of common stock or common stock equivalents, or other distributions made to the holders of common stock other than permitted issuances.

Cashless Exercise	In lieu of exercising their warrants for cash, the holders of Series A, Series B, and Series C Warrants may make a cashless exercise of their warrants, and will receive a number of shares of common stock having a market value equal to the difference between the then-current market value of the number of shares for which the warrant is exercised and the exercise price for those shares.

Buy-In Rights	If MedPro fails to transmit to the holder of a warrant, certificates representing the shares of common stock issuable upon exercise of the warrant, and the holder is required to purchase shares of common stock to deliver in satisfaction of a sale of the shares to have been issued upon the exercise of the warrant, then MedPro must pay the holder in cash the amount by which the holder’s total purchase price for the common stock exceeds the amount obtained by multiplying (1) the number of shares of common stock issuable upon exercise of the warrant that MedPro was required to deliver times (2) the price at which the sell order giving rise to such purchase obligation was executed.

Other Warrants

        SC Capital Partners, LLC served as a financial advisor in connection with our sale of Series A Stock and stock purchase warrants and the merger that closed on December 28, 2007. For those services, we paid SC Capital at closing $880,000 in cash, 593,931 newly issued shares of our common stock, and warrants to purchase 533,458 shares of our common stock at an exercise price of $1.81 and otherwise on the same terms as the Series A Warrants issued to the Series A Purchasers. SC Capital will receive an additional fee of $160,000 upon our receipt of $2 million upon the payment or retirement of our promissory note from Vision. Warren Rustand, a managing director of SC Capital, serves as a director of MedPro.

        We have agreed to issue Chrystal Research warrants to purchase 68,036 shares of our common stock at an exercise price of $1.99 and otherwise on the same terms as the Series B Warrants issued to the Series A Purchasers. The warrants would be issued as consideration for the preparation of a research report on our company and its medical technology and products.

SHARES ELIGIBLE FOR FUTURE SALE

        As of January 31, 2008, we had 13,285,072 shares of common stock issued and outstanding. In addition, 6,668,230 shares of common stock are issuable upon the conversion of our 6,668,230 shares of preferred stock outstanding and 25,820,150 shares of common stock are issuable upon the exercise of outstanding warrants to purchase our common stock. The following table presents, for each class of our outstanding warrants, the number of common shares subject to the warrants, the exercise price, and the expiration date of the warrants.

Class	Number of shares (1)	Exercise price	Expiration date
A	6,668,230	$ 1.81	12/28/2012
	533,458	1.81	12/28/2012
B	6,668,230	1.99	12/28/2012
J	5,975,116	2.18	12/28/2008
C	5,975,116	2.18	12/28/2012

        Under this registration statement we registering for resale a total of 31,954,922 shares of our common stock issuable upon the conversion of preferred stock or the exercise of warrants by the selling security holders.

        Future sales of substantial amounts of our common stock in the public market could cause our prevailing market prices to decline. A large number of our shares of common stock outstanding will not be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could depress our prevailing market price and limit our ability to raise equity capital in the future.

        Of the 13,285,072 shares of common stock that we had issued and outstanding as of January 31, 2008, only the 134,148 shares (or 1%) held by the shareholders of Dentalserv.com other than the affiliates of Dentalserv.com before the merger will be freely tradeable without further restriction or further registration under the Securities Act. The remaining 13,150,924 shares are deemed to be “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act.

        Shareholders who formerly were affiliates, as that term is defined in Rule 144, of Dentalserv.com before the December 28, 2007 merger hold 1,267,290 shares of our common stock. The Rule 144 trading restrictions on these shares, which represent 9.5% of the outstanding shares of our common stock, expire 90 days after the merger, or March 27, 2008, provided that such persons are deemed to no longer be affiliates of our company.

        We issued 11,878,685 shares of common stock on December 28, 2007 in connection with the merger. Under Rule 144 as recently amended, these shares may not be traded until six months after the merger, or June 28, 2008. At the end of the holding period, shareholders who received shares of our common stock in the merger and are not current directors, executive officers or other affiliates of our company may sell their shares, provided that we remain current with our SEC filing obligations. We estimate that these shareholders hold approximately 3,367,000 shares (or 25.4%) of our common stock.

        Shareholders who received shares of our common stock in the merger and whom we believe to be affiliates of our company hold approximately 7,917,000 shares (or 59.6%) of the common stock. After the initial six month holding period expires, affiliates may sell their shares subject to additional conditions of Rule 144. In general, under Rule 144, an affiliate who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of outstanding shares of our common stock, or 132,850 shares as of January 31, 2008; or
•	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales by affiliates under Rule 144 must comply with manner of sale provisions and notice requirements, and information about us must be publicly available.

Lock-Up Agreements

        Our officers and directors and certain persons related to them have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock they own for a period of 180 days after the date the registration statement of which this prospectus is a part is declared effective. Gifts to immediate family members and certain other transfers or dispositions can be made sooner provided that the recipient of the shares agrees in writing to be bound by the same restrictions on transfer of the shares.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;
•	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker/dealer as principal and resale by the broker/dealer for its account;
•	an exchange distribution in accordance with the Rules of the applicable exchange;
•	privately negotiated transactions;
•	broker/dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker/dealers engaged by the selling stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

        The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

        To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We are required to pay certain fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier (i) the date that is two (2) years after the last day of the calendar month following the month in which the effective date of the registration statement occurs, (ii) the date when the selling stockholder may sell all securities registered under the registration statement under Rule 144 without volume or other restrictions or limits or (iii) the date the selling stockholders no longer own any of the securities registered under the registration statement.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Frost Brown Todd LLC, Louisville, Kentucky.

EXPERTS

        The financial statements of MedPro Safety Products, Inc. as of December 31, 2006 and 2005, and for each of the two years in the period ended December 31, 2006, have been audited by Rodefer Moss and Co, PLLC, independent registered public accounting firm, as set forth in its report appearing herein and included in this registration statement in reliance upon such report.

WHERE YOU CAN FIND MORE INFORMATION

        Dentalserv.com has filed reports with the SEC since 2005, and MedPro will continue to do so. You can read and copy any materials we file with the SEC at its’ Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, including us.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

MedPro Safety Products, Inc.
(a Delaware corporation)

Page
Balance Sheet as of September 30, 2007 (Unaudited)	F-2

Statements of Operations for the Nine Months Ended
September 30, 2007 and 2006 (Unaudited)	F-3

Statements of Cash Flows for the Nine Months Ended
September 30, 2007 and 2006 (Unaudited)	F-4

Notes to Financial Statements	F-5

Report of Independent Registered Public Accounting Firm	F-13

Balance Sheets as of December 31, 2006 and 2005	F-14

Statements of Operations for the Years Ended
December 31, 2006 and 2005	F-16

Statements of Changes in Stockholders’ Deficiency for the Years	F-17
Ended December 31, 2006 and 2005

Statements of Cash Flows for the Years Ended
December 31, 2006 and 2005	F-18

Notes to Financial Statements	F-19

F-1

MEDPRO SAFETY PRODUCTS, INC.

BALANCE SHEET (Unaudited)

As of 30-Sep-07
ASSETS
Current Assets
Cash	877,215
Receivables	9,264
Other Current Assets
Inventory	546,944
Deferred Costs	178,373

Total Current Assets	1,611,796

Fixed Assets
Equipment and Leasehold Improvements	89,885
Accumulated Depreciation	(76,910)

Total Fixed Assets	12,975

Other Assets
Intellectual Property and Acquired Equipment	3,939,338

Total Other Assets	3,939,338

TOTAL ASSETS	5,564,109

LIABILITIES
Current Liabilities
Payables	736,741
Payroll Liabilities	24,866
Current Portion of Bank Debt	83,991
Related Party Loans and Accrued Interest	3,856,947

Total Current Liabilities	4,702,545

Long Term Liabilities
Notes and Accrued Interest	7,105,746
Convertible Notes	491,083

Total Long Term Liabilities	7,596,829

Total Liabilities	12,299,374

STOCKHOLDERS’ EQUITY
Capital Stock	248,794
Paid in Capital	9,528,614
Retained Earnings	(16,512,671)

Total Stockholders’ Equity	(6,735,263)

TOTAL EQUITY AND LIABILITIES	5,564,111

See Notes to Financial Statements.

F-2

MEDPRO SAFETY PRODUCTS, INC.

STATEMENTS OF OPERATIONS (Unaudited)

	Jan-Sept 2007	Jan-Sept 2006
INCOME/EXPENSE
Income
Sales	58,784	71,743
Cost of Goods Sold	(10,182)	(16,676)

Gross Profit	48,602	55,067

Expense
Selling Expenses	284,505	226,149
Bank Charges	8,317	573
Insurances	28,396	24,947
Interest Expense	674,652	1,265,969
Lease	13,500	13,988
Professional Fees	490,485	177,351
Capital Advisory Fees	20,000	—
Labor	262,341	26,734
Taxes	22,698	11,622
Product Development	225,066	723,914

Total Expense	2,029,960	2,471,247

Net Ordinary Income	(1,981,358)	(2,416,180)

Other Income/Expense
Other Income	46,083	21,447
Other Expense	(45,737)	(19,635)

Total Other Income	346	1,812

NET INCOME (LOSS)	(1,981,012)	(2,414,368)

See Notes to Financial Statements.

F-3

MEDPRO SAFETY PRODUCTS, INC.

STATEMENTS OF CASH FLOWS (Unaudited)

	Jan-Sept 2007	Jan-Sept 2006
OPERATING ACTIVITIES
Net Income	(1,981,011)	(2,414,368)
Adjustments to reconcile Net Income
to net cash provided by operations:
Receivables	(122,008)	(4,406)
Prepaid Items	45,654	—
Inventory	(31,932)	16,676
Deferred Costs	(183,333)	—
Payables	35,700	(62,647)
Payroll Liabilities	14,879	(43,623)
Accrued Expenses	92,851	23,441

Net Cash from Operations	(2,129,200)	(2,484,927)

Investing Activities
Depreciation	4,465	(3,920)
Investments and M&A	(2,650,216)	(989,122)

Net Cash from Investing Activities	(2,645,751)	(993,042)

Financing Activities
Loans	7,641,642	2,587,075
Assumption of Vacu-Mate
Acquisition Deficit	(2,514,899)	—
Capital Stock AND Paid In Capital	500,000	1,187,622

Net Cash from Financing	5,626,743	3,774,697

NET CASH FOR PERIOD	851,792	296,728

Beginning Period Cash	25,423	3,811

Ending Cash Balance	877,215	300,539

See Notes to Financial Statements.

F-4

MedPro Safety Products, Inc., and Subsidiary
Notes to Consolidated Financial Statements, Unaudited
For the Nine Months Ended September 30, 2007 and 2006

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business - MedPro Safety Products, Inc. (“MedPro”) was originally incorporated in Kentucky in 1995 and later in Delaware in 1999. VACUMATE, LLC (“VACUMATE”), a subsidiary of MedPro Safety Products, Inc. at September 30, 2007 and 2006, was formed as a Kentucky Limited Liability Company in March of 2003. VACUMATE, LLC, was created in order to fund the acquisition of a safety blood collection system. The technology purchase was completed by VACUMATE, LLC, during 2004. MedPro Safety Products (“MPS”) and VACUMATE, LLC (the “Company”) are located in Lexington, Kentucky and are engaged in the business of selling medical equipment that protects the public from needle stick injuries and enhances the safety of patients and medical professionals in the healthcare industry. The Company has developed and /or acquired proprietary and unique technology that management believes will deliver the highest level of risk reduction technology to the industry.

Principles of Consolidation -The Company applies FIN 46(R), “Consolidation of Variable Interest Entities,” and FASB 141 in its principles of consolidation. FIN 46 (R) addresses arrangements where a company does not hold a majority of the voting or similar interests of a variable interest entity (VIE). Under FIN 46 (R) a company must consolidate a VIE if it is determined that it is the primary beneficiary.

For the nine months ended September 30, 2007 and 2006, substantially all of the equity interests of MedPro and VACUMATE were represented by common ownership and MedPro had a direct equity ownership of 40 percent of VACUMATE. From inception until January 10, 2007, MedPro provided all management functions for VACUMATE under an agency agreement. On January 10, 2007 a merger was effected whereby MedPro issued approximately 13.7 million of its post-split shares (see Note 10) to acquire all of the then outstanding interests of the non-MedPro owners of VACUMATE. Upon the effective date of the merger, the non-MedPro owners of VACUMATE controlled 60% of the resulting company and the pre-merger shareholders of MedPro controlled 40% of the resulting company which continued under the name of MedPro Safety Products, Inc. The merger agreement was approved in principal by MedPro’s Board of Directors and the Members of VACUMATE on August 24, 2006 and approved by the shareholders of MedPro on January 10, 2007.

As a result of the above relationships, including common management, ownership, and operations, these consolidated financial statements include the accounts of both MedPro and VACUMATE. Inter-company balances and transactions have been eliminated in consolidation.

Basis of Presentation - The accompanying consolidated financial statements (unaudited) have been prepared assuming the Company will continue as a going concern. The Company has incurred recurring losses from operations accumulating to $(16,512,671) at September 30, 2007, resulting in negative cash flows from operations. The Company has historically depended on borrowings to fund operations. See Notes 4, 5, and 6 for details of the Company’s debt. At September 30, 2007, current liabilities exceeded current assets by $3,090,748 and total liabilities exceeded totals assets by $6,735,263. Management’s plan for the Company to meet its cash flow needs through the end of 2007 and to ultimately achieve profitability is discussed below.

The Company has obtained from its Chairman and majority shareholder a commitment to provide it the necessary funding to meet its cash flow needs through the end of 2007. Also, the Company’s Chairman and majority shareholder has personally guaranteed up to $5.5 million of the Company’s bank debt. In return for the guarantee, the Chairman and majority shareholder are to receive a fee of $250,000 plus 6 percent interest on the $250,000 fee from January 1, 2007 until it is paid and the Chairman’s personal guarantee is released by the bank.

Additionally, the Company has secured a contract with a major European-based multinational medical company for the supply of its blood collection safety devices over a five-year period. The contract is for more than 100 million units or approximately $30 million of product. The Company has obtained conditional financing commitments

F-5

from third party lenders in amounts the Company believes will be sufficient to permit it to fulfill the contract requirements. There can be no assurances that the Company will meet the conditions to the financing commitments; that the financing arrangements will be sufficient to fulfill the requirements of the contract; or that fulfilling the contract will ultimately be profitable to the Company.

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues and Costs Recognition - The Company derives its revenues from the sales of protective needle equipment. Revenues and accounts receivable are currently derived from the sale of the Needlyzer™ (needle destruction device) and Safe-Mate® (safety dental needle) products. Revenues and accounts receivable are recognized when delivery has occurred and collectability is probable. The Company anticipates generating revenue from its tube-activated Vacu-Mate device by the end of the fourth quarter of 2007. Cost of goods sold includes all direct production costs and shipping and handling costs. General and administrative costs are charged to the appropriate expense as incurred.

Accounts Receivable - As is customary in the industry, the Company does not require collateral from customers in the ordinary course of business. Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollected amounts through a charge to earnings and a credit to the allowance for doubtful accounts based on its assessment of the current status of individual accounts. Management believes that all accounts receivables are collectible, and an allowance for doubtful accounts is not necessary at September 30, 2007 and 2006. The Company does not accrue finance charges on its past due accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable.

Inventory - Inventory consists of Safe-Mate® safety needles and Needlyzer™ devices and is carried at the lower of cost or market value on a first-in first-out basis. The Company took an inventory write down for its Needlyzer™ device, reflecting its policy to liquidate these inventories and discontinue efforts to market the device (See also Note 3).

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization for assets placed in service is provided using the straight-line method over their estimated useful lives. The cost of normal maintenance and repairs is charged against earnings. Expenditures which significantly increase asset values or extend useful lives are capitalized. The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

Intangible Assets - Intangible assets consist principally of intellectual properties such as regulatory product approvals and patents. Intangible assets are amortized using the units-of-production method over their estimated period of benefit, ranging from one to ten years upon being placed in full production. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No material impairments of intangible assets have been identified during any of the periods presented. Amortization was immaterial for all periods presented.

Research and Development Costs - Research and development costs are charged to expense as incurred. These expenses do not include an allocation of salaries and benefits for the personnel engaged in these activities. Although not expensed as research and development, all salaries and benefits for the periods ended September 30, 2007 and 2006, have been expensed. The Company incurred no research and development costs during the period ended September 30, 2007 and 2006, respectively.

Advertising - Advertising costs are expensed as incurred. The Company incurred $21,514 and $59,494 of such costs during the period ended September 30, 2007 and 2006, respectively.

F-6

Income Taxes -Income tax expense is provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to the effects of net operating loss carry forwards and differing basis, depreciation methods, and lives of depreciable assets. The deferred tax assets represent the future tax return consequences of those differences, which will be deductible when the assets are recovered.

Cash and Cash Equivalents - For the purposes of the Statements of Cash Flows, the Company considers cash and cash equivalents to be cash in all bank accounts, including money market and temporary investments that have an original maturity of three months or less.

Concentration of Credit Risk - From time to time during the periods ended September 30, 2007 and 2006, certain bank account balances were in excess of federally insured limits. The company has not experienced losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Recent Accounting Pronouncements

In June 2006, FIN 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of SFAS No. 109, clarifies the accounting for uncertainties in income taxes recognized in an enterprise’s financial statements. The Interpretation requires that we determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority. If a tax position meets the more likely than not recognition criteria, FIN 48 requires the tax position be measured at the largest amount of benefit greater than fifty percent (50%) likely of being realized upon ultimate settlement. This accounting standard is effective for fiscal years beginning after December 15, 2006. The effect, if any, of adopting FIN 48 is not expected to have a material effect on our financial position and results of operations.

In September 2006, the Staff of the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year’s financial statements are materially misstated. SAB 108 is effective for the Company’s fiscal year 2007 annual financial statements. The adoption of SAB 108 is not expected to have an impact on our financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). This standard defines fair value, establishes the framework for measuring fair value in accounting principles generally accepted in the United States and expands disclosure about fair value measurements. This pronouncement applies under other accounting standards that require or permit fair value measurements.

Accordingly, this statement does not require any new fair value measurement. This statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are currently evaluating the requirements of SFAS No. 157 and have not yet determined the impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FAS 115 (“SFAS No.159”). SFAS No. 159 allows companies to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 also establishes presentation and disclosure requirements. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 159 on our financial position, results of operations or cash flows.

NOTE 2 - ACQUISITION

During 2006, the Board of Directors authorized the acquisition of Key-Lok™ Needleless IV system. The effect of this acquisition is reflected in the September 30, 2007 financial statements. This entity was owned by Baton Ventures, LLC, which is managed by Baton Development, Inc., an entity owned by the Company’s Vice Chairman.

F-7

The Company has evaluated the product for approximately two years, during which the Company established a strategic plan for developing this product. The product has previously been manufactured, and it received a 510(k) clearance to market from the United States Food and Drug Administration (USFDA).

Key-Lok™ was initially pre-marketed through a number of potential customers and/or distributors, and through these efforts it was determined that the product required minor modifications to achieve acceptance in the marketplace. These modifications have been engineered but not integrated into existing tooling. The acquisition included all materials, production equipment tooling, assembly equipment, supplies, and a packaging machine. The Company agreed to purchase Key-Lok™ from Baton Ventures, LLC for 1,600,780 shares of common stock or approximately $989,000.

NOTE 3 - INVENTORY

The Company’s legacy product, Needlyzer™, has not experienced the success anticipated by the Company. The Company has made a decision to discontinue its selling strategy regarding this product, and plans to liquidate its inventory completely. It is currently in negotiations with a customer that has expressed interest in purchasing the remaining inventories. This customer purchased 72 devices and related equipment from the Company in 2006 for approximately $315 per unit, and has indicated that they are working on a proposal to purchase the remaining inventory that the company has on hand. The Company has reduced the value of this inventory from its original cost to an amount that is equivalent to its estimated net realizable value less all applicable disposition costs. The write down of the inventory from its original cost occurred in December 31, 2004, and amounted to $394,474.

NOTE 4 - NOTES PAYABLE TO AND ADVANCES FROM SHAREHOLDERS

Notes payable to and advances from shareholders represent loans and advances received from officers, directors, shareholders, and entities in which they exert significant control over. They are comprised of the following:

	September 30, 2007	September 30, 2006
Short-term advances with no stated terms
settled in the ordinary course of business	$3,536,847	$3,584,980

Demand and Promissory Notes with
interest rates and conversion features	320,100	570,100

Other shareholder loans, advances and
accrued expenses payable to shareholders	159,922

	$4,016,869	$4,155,080

The promissory notes generally contained interest rates ranging to 20% per annum plus penalty interest when they reached maturity and remained unpaid. At September 30, 2006 they included $570,100 in notes that by their terms were convertible at approximately $3.70 per share. The Company has made an offer to the holders of these convertible notes whereby they may convert their notes into shares of the Company’s common stock at a rate of $0.65 per share. At September 30, 2007, the Company had retired $250,000 of these notes.

At September 30, 2007 and 2006, an additional $200,000 in promissory notes were payable to a Director of the Company. The notes are non-interest bearing until July 1, 2007 at which time interest accrues at 6% per annum. The Company has also offered to convert these notes into shares of the Company’s common stock at a rate of $0.65 per share.

At September 30, 2007, the balance of the promissory notes was represented by a $2,000,000 note to a company controlled by the Company’s Chairman. Interest on the outstanding principal balance will be calculated at 6.0%, beginning on January 1, 2007, on the then unpaid principal balance until the balance has been retired. Principal and all accrued interest on the note must be repaid on the date the Company completes an equity or debt financing

F-8

resulting in gross proceeds to the Company of at least $6,000,000. The note also allows for various penalty provisions in the form of additional interest, as defined in the note, if all principal and accrued interest is not repaid by December 31, 2007. The note is callable if not repaid by December 31, 2008. The balance of this debt, in open note form, was $1,584,980 at September 30, 2006.

During 2006, approximately $2.6 million of the 2005 balance of promissory notes was repaid from the proceeds of the $5,000,000 term note discussed in Note 6. Also during 2006 another approximately $1.6 million of the 2005 balance of promissory notes were converted into shares of the Company stock.

NOTE 5 - RELATED PARTY TRANSACTIONS

The $2,000,000 demand note payable discussed in Note 4 above is to CRM Development Company (“CRM”) an entity that is owned by the Company’s Chairman, CEO, and majority stockholder. The note originated on September 1, 2006 as part of a corporate debt restructuring of the Company. CRM has continually loaned money to the Company, provided services for the Company, paid various Company related expenses directly, guaranteed Company loans, and subsidized the office lease expense on behalf of the Company, which is located in a building, owned by a partnership in which the Chairman is a partner. CRM agreed to forgive amounts otherwise owed or accruable to it under its loan agreements with the Company in exchange for 2,950,000 shares of common stock valued at $1,822,805 and a promissory note payable from the Company in the amount of $2,000,000. The Company recognized a gain of $1,294,526 in the last half of calendar year in connection with the debt forgiveness from CRM.

Prior to September 1, 2006, all monies advanced by CRM were considered advances with no definitive repayment terms. The balance of these advances totaled $1,657,581 at September 30, 2006.

In addition to the transactions discussed above and in Note 4, the company incurred interest expense on the indebtedness to shareholders totaling approximately $95 thousand for the nine months ended September 30, 2007. Accounts payable to officers and employees of the Company totaled approximately $297 thousand and $272 thousand at September 30, 2007 and 2006, respectively.

NOTE 6 - LONG-TERM DEBT

Long-term debt at September 30, 2007 and 2006 consists of the following:

	September 30, 2007	September 30, 2006
Payable to Fifth Third Bank, Term Loan interest
payable at prime plus 2%, monthly payments of
$138,889 beginning August 2008, maturing
August 2011, collateralized by assignment of
intellectual properties	$5,000,000	0

Payable to Fifth Third Bank, Revolving Line
of Credit, Interest at prime, payable monthly
beginning April 2007, due August 1, 2008	1,492,500	0

Payable to Whitaker Bank, Draw Loan, interest
payable at 7.5%, monthly payments of principal
and interest of $10,000, due through July 23,
2010, secured by certain inventory of the
Company.	373,246	518,095

	$6,865,746	$518,095

The revolving line of credit, as amended in May 2007, permits the Company to draw up to $1,500,000.

F-9

Maturities of long-term debt are summarized as follows:

2007	$ 21,561
2008	1,839,357
2009	1,476,724
2010	1,734,234
2011	1,589,327

$6,661,203

NOTE 7 - SHAREHOLDERS’ EQUITY

The Company maintains two classes of stock. Common stock with a par value of $0.01 per share, and Preferred Class A Stock with a par value of $.01 per share. The Company was authorized to issue 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Class A Stock. The Company had outstanding 24,879,333 and 22,974,583 shares of Common Stock at September 30, 2007 and 2006, respectively, and no Preferred Class A Stock. In addition there were also options to acquire common stock that were outstanding at September 30, 2007 and 2006, in the amounts of 10,000 and 25,000, respectively. The options that were outstanding at September 30, 2007 and 2006, were not issued as part of a plan, but were issued as inducements for investors and shareholders to provide funding.

The Preferred Class A Stock is cumulative with liquidation preferences and is convertible, at the option of the holder, at any time into shares of common stock. The Preferred Class A Stock also carries an automatic conversion feature in the event that the Company raises at least $20 million dollars in a public offering.

During the year ended December 31, 2005:

Baton Ventures, LLC, an entity managed by Baton Development, Inc., an entity owned by the Company’s Vice Chairman, converted its Convertible Note, in the amount of $1,000,000, and executed a total of 1,618,313 options associated with this note. In return for interest earned on its Convertible Note made to the Company through December 2005 and subsequently converted (above), the Company settled the interest amount and issued 798,372 shares of Common Stock to Baton Ventures, LLC and its participating investors for the total accrued interest amount of $493,336.

Also, Baton Ventures, LLC converted additional loans totaling $50,000 made to the Company, and executed a total of 80,915 options associated with those loans. For interest earned on this additional investment of $50,000, the Company settled the accrued interest of $24,667 and issued an additional 39,919 shares of Common Stock to Baton Ventures, LLC.

In return for loans totaling $117,320 made to the Company by Baton Development, Inc., an entity owned by the Company’s Vice Chairman, from April 2003 through December 2005, the Company issued 312,853 shares of Common Stock to Baton Development, Inc.

During the year ended December 31, 2006:

In recognition for service to the Company, the Board of Directors granted a total of 450,000 shares of stock to its Board members and Corporate Secretary. Each person received a grant of 25,000 shares each year for the years 2003, 2004, and 2005, as the Board had not issued any shares or compensation to its Board during that period.

In return for the execution of a debt reduction agreement with the Company, CRM agreed to waive all associated warrants, current loans, accrued interest payable, and all other considerations in return for the note payable of $2,000,000 discussed in Note 4 and a grant of 2,950,000 shares of common stock. At the time of the agreement, CRM had loans in excess of $3,000,000, associated warrants for the issuance of these loans, accrued management fees payable, and estimated accrued interest due in excess of $1,500,000. CRM agreed to eliminate or forgive all debt, interest payable, warrants, options, and any other associated compensation due in exchange for the common shares and the note payable. This completes consideration of notes, payments, and all other activities executed by CRM during the period from January 1999 through September 2006, see note 5 for more details.

F-10

The Company elected to acquire a needleless IV system, known as Key-Lok™, a product owned by Baton Ventures, LLC, an entity managed by Baton Development, Inc., an entity owned by the Company’s Vice Chairman. The purchase was accomplished with stock, and was acquired for a total of 1,600,780 shares and the assumption of outstanding legal bills of approximately $10,000.

In addition, Baton Ventures, LLC elected to convert a total of $452,000 in additional bridge loans to capital stock. These loans were capitalized with the issuance of 731,510 shares of common stock.

An entity that had previously performed accounting and tax services for the Company, elected to convert its outstanding receivable with the Company. A Board member and corporate Treasurer, was a member of this firm. The total outstanding payable of $37,099 was capitalized with the issuance of 60,040 shares of Common Stock to the firm’s three partners, including the Board member, in equal number of shares.

Also during 2006, three shareholders converted notes/accounts payable to shares of common stock. Two note holders converted $98,500 in outstanding notes payable to 159,462 shares of common stock, and one shareholder/employee converted $100,000 of the Company’s account payable to him into 161,838 shares of common stock.

NOTE 8 - INCOME TAXES

The company incurred no current or net deferred income tax expense or benefit for the six months periods ended September 30, 2007 and 2006. Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Please see the footnotes to the audited statements for deferred tax analysis as of the years ended December 31, 2006 and 2005.

NOTE 9 - LEASE COMMITMENT WITH RELATED PARTY

The Company leases its office and storage facility in Lexington, Kentucky, under a non-cancelable operating lease with a related party. On January 10, 2007, the Company signed a lease addendum that among other things extended the term of the April 16, 1998 lease. The addendum allowed for an extension of the original lease through August 2012 in accordance with renewal language in the 1998 lease. The addendum also contains two five year extension options. The addendum also acknowledged that the company was in good standing and was not in arrears on lease payments or in default of any provisions within the lease or subsequent addendums. The addendum calls for payments of $3,500 each month for the period from January 1, 2007, through July 31, 2007.

Monthly lease payments will increase to $6,500 beginning August 1, 2007, and continuing for the remainder of the initial five year lease term.

Total lease expense was $13,500 and $13,988 for the nine months ended June 30, 2007 and 2006, respectively. Future minimum annual lease payments at September 30, 2007, are as follows:

2007	$19,500
2008	78,000
2009	78,000
2010	78,000
2011	78,000
2012	52,000

NOTE 10 - SUBSEQUENT EVENTS

As discussed in Note 1, on January 10, 2007 the Company affected the share exchange in connection with its merger with VACUMATE, LLC. This merger was approved by the Board of Directors in 2006, and approved by its shareholders at the Annual Shareholders Meeting. The merger was a stock for stock merger that provided MedPro shareholders with a post-merger ownership of 40.0% and the non-MedPro members of VACUMATE, LLC,

F-11

an ownership of 60.0% in the newly merged company. All members of VACUMATE, LLC, were existing Company shareholders. The transaction was completed utilizing a reverse stock split whereby then existing MedPro shareholders received .4 newly issued shares for each share then held and post-split shares were issued to the non-MedPro members of VACUMATE, LLC. Following the reverse stock split and merger, the company had approximately 22.8 million post-split shares issued and outstanding. The Company also amended its charter to authorize up to 25 million shares of its common stock.

F-12

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholders of MedPro Safety Products, Inc.:

We have audited the accompanying consolidated balance sheets of MedPro Safety Products, Inc. and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedPro Safety Products, Inc. and Subsidiary as of December 31, 2006 and 2005, and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Rodefer Moss & Co., PLLC

Knoxville, Tennessee
August 13, 2007

F-13

MEDPRO SAFETY PRODUCTS, INC. and SUBSIDIARY
Consolidated Balance Sheets
December 31, 2006 and 2005

	2006	2005
ASSETS

Current Assets
Cash	$ 59,954	$ 3,811
Accounts receivable	4,576	6,273
Inventory	515,013	551,128
Other current assets	45,654	—

Total current assets	625,197	561,212

Property and Equipment
Equipment and tooling	500,000	—
Leasehold improvements	44,764	44,764
Furniture and fixtures	37,025	33,730
Trade show booth	7,341	3,421

	589,130	81,915

Less: accumulated depreciation	71,695	66,172

Property and equipment, net	517,435	15,743

Other Assets
Intellectual properties	3,314,547	2,825,425
Deferred financing costs	183,333	—

Total other assets	3,497,880	2,825,425

Total assets	$4,640,512	$3,402,380

See notes to consolidated financial statements.

F-14

MEDPRO SAFETY PRODUCTS, INC. and SUBSIDIARY
Consolidated Balance Sheets
December 31, 2006 and 2005

	2006	2005
LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities
Accounts payable and accrued expenses	$ 831,031	$ 782,780
Accrued interest payable	576,222	2,760,339
Current portion of long term debt	83,991	77,484
Notes payable to and advances from shareholders	2,961,216	7,365,708

Total current liabilities	4,452,460	10,986,311

Long-Term Liabilities
Notes payable - long term portion	5,609,104	518,095

Total liabilities	10,061,564	11,504,406

Shareholders’ Deficiency
Common stock
$.01 par value; 25,000,000 shares authorized;
22,795,529 and 16,681,899 shares issued and
outstanding	227,955	166,819
Additional paid-in capital	9,536,206	5,895,087
Accumulated deficit	(15,185,213)	(14,163,932)

Total shareholders’ deficiency	(5,421,052)	(8,102,026)

Total liabilities and shareholders’ deficiency	$ 4,640,512	$ 3,402,380

See notes to consolidated financial statements.

F-15

MEDPRO SAFETY PRODUCTS, INC. and SUBSIDIARY
Consolidated Statements of Operations
For the Years Ended December 31, 2006 and 2005

	2006	2005
Sales
Needlyzer	$ 20,565	$ 10,741
SafeMate	60,803	48,054

Total sales	81,368	58,795

Cost of Goods Sold	38,016	41,609

Gross profit	43,352	17,186

Operating Expenses
Salaries, wages, and payroll taxes	496,322	182
Product development costs	352,952	114,100
Professional and insurance	156,294	140,803
General and administrative	271,473	74,379
Travel and entertainment	103,729	14,628
Depreciation and amortization	5,523	9,315

Total operating expenses	1,386,293	353,407

Loss from operations	(1,342,941)	(336,221)

Other Income (Expenses)
Interest expense	(985,202)	(2,972,174)
Income from debt forgiveness with
related party	1,294,526	—
Interest income	22,289	—
Other	(9,953)	21,846

Total other income (expenses)	321,660	(2,950,328)

Provision for income taxes	—	—

Net loss	$(1,021,281)	$(3,286,549)

See notes to consolidated financial statements.

F-16

MEDPRO SAFETY PRODUCTS, INC. and SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Deficiency
For the Years Ended December 31, 2006 and 2005

	Common Stock		Additional Paid-In Capital	Accumulated Deficiency	Total
	Shares	Amount
Balance, January 1, 2005	11,183,492	$111,835	$2,435,363	$(10,877,383)	$(8,330,185)

Shares issued in conversion of debt	5,498,407	54,984	3,342,551		3,397,535

Capital contributed through payment of
expenses by the Company’s
shareholders	—	—	117,173		117,173

Net loss				(3,286,549)	(3,286,549)

Balance, December 31, 2005	16,681,899	$166,819	$5,895,087	$(14,163,932)	$(8,102,026)

Shares issued in conversion of debt	4,062,850	40,628	2,394,450		2,435,078

Shares issued for equipment and
intangibles	1,600,780	16,008	973,114		989,122

Shares issued in payment of services	450,000	4,500	273,555		278,055

Net loss				(1,021,281)	(1,021,281)

Balance, December 31, 2006	22,795,529	$227,955	$9,536,206	$(15,185,213)	$(5,421,052)

See notes to consolidated financial statements.

F-17

MEDPRO SAFETY PRODUCTS, INC. and SUBSIDIARY
Consolidated Statements of Cash Flows For the Years Ended December 31, 2006 and 2005

	2006	2005
Cash Flows From Operating Activities
Net loss	$(1,021,281)	$(3,286,549)
Adjustments to reconcile net loss to net cash
flows from operating activities:
Depreciation	5,523	9,315
Amortization of financing costs	16,667	—
Stock issued for services	278,055	—
Gain on retirement of debt	(1,294,526)	—
Payment of expenses by shareholders in
contribution of capital	—	117,173
Changes in operating assets and liabilities
Accounts receivable	1,697	(5,761)
Inventory	36,115	(57,018)
Other current assets	(45,654)	—
Accounts payable and accrued expenses	(101,749)	(3,021)
Accrued interest payable	(103,759)	456,513

Net cash flows from operating activities	(2,228,912)	(2,769,348)

Cash Flows From Investing Activities
Purchases of property and equipment	(7,216)	—

Net cash flows from investing activities	(7,216)	—

Cash Flows From Financing Activities
Proceeds from bank borrowings	5,175,000	—
Proceeds from issuance of notes to and
advances from shareholders	200,000	2,832,340
Payments on notes payable and advances
from shareholders	(3,082,729)	(69,596)

Net cash flows from financing activities	2,292,271	2,762,744

Net increase (decrease) in cash	56,143	(6,604)

Cash at the Beginning of the Year	3,811	10,415

Cash at the End of the Year	$ 59,954	$ 3,811

Supplemental Disclosures of Cash Flow
Information

Cash paid for interest	$ 1,076,213	$ 50,404

Supplemental Disclosure of Non-Cash Investing
and Financing Activities

Issuance of common stock for equipment
and tooling and intellectual properties	$ 989,121	$ —

Issuance of common stock in settlement of
debt	$ 2,435,078	$ 3,397,535

See notes to consolidated financial statements.

F-18

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business - MedPro Safety Products, Inc. (“MedPro”) was originally incorporated in Kentucky in 1995 and later in Delaware in 1999. VACUMATE, LLC (“VACUMATE”), a subsidiary of MedPro Safety Products, Inc. at December 31, 2006 and 2005, was formed as a Kentucky Limited Liability Company in March of 2003. VACUMATE, LLC, was created in order to fund the acquisition of a safety blood collection system. The technology purchase was completed by VACUMATE, LLC, during 2004. MedPro Safety Products (“MPS”) and VACUMATE, LLC (the “Company”) are located in Lexington, Kentucky and are engaged in the business of selling medical equipment that protects the public from needle stick injuries and enhances the safety of patients and medical professionals in the healthcare industry. The Company has developed and /or acquired proprietary and unique technology that management believes will deliver the highest level of risk reduction technology to the industry.

Principles of Consolidation - The Company applies FIN 46(R), “Consolidation of Variable Interest Entities,” and FASB 141 in its principles of consolidation. FIN 46 (R) addresses arrangements where a company does not hold a majority of the voting or similar interests of a variable interest entity (VIE). Under FIN 46 (R) a company must consolidate a VIE if it is determined that it is the primary beneficiary.

For the years ended December 31, 2006 and 2005, substantially all of the equity interests of MedPro and VACUMATE were represented by common ownership and MedPro had a direct equity ownership of 40 percent of VACUMATE. From inception until January 10, 2007, MedPro provided all management functions for VACUMATE under an agency agreement. On January 10, 2007 a merger was effected whereby MedPro issued approximately 13.7 million of its post-split shares (see Note 10) to acquire all of the then outstanding interests of the non-MedPro owners of VACUMATE. Upon the effective date of the merger, the non-MedPro owners of VACUMATE controlled 60% of the resulting company and the pre-merger shareholders of MedPro controlled 40% of the resulting company which continued under the name of MedPro Safety Products, Inc. The merger agreement was approved in principal by MedPro’s Board of Directors and the Members of VACUMATE on August 24, 2006 and approved by the shareholders of MedPro on January 10, 2007. As a result of the above relationships, including common management, ownership, and operations, these consolidated financial statements include the accounts of both MedPro and VACUMATE. Inter-company balances and transactions have been eliminated in consolidation.

Basis of Presentation - The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred recurring losses from operations accumulating to $(15,185,213) at December 31, 2006, resulting in negative cash flows from operations. The Company has historically depended on borrowings to fund operations. See Notes 4, 5, and 6 for details of the Company’s debt. At December 31, 2006, current liabilities exceeded current assets by $3,827,263 and total liabilities exceeded totals assets by $5,421,052. Management’s plan for the Company to meet its cash flow needs through the end of 2007 and to ultimately achieve profitability is discussed below.

The Company has obtained from its Chairman and majority shareholder a commitment to provide it the necessary funding to meet its cash flow needs through the end of 2007. Also, the Company’s Chairman and majority shareholder has personally guaranteed up to $5.5 million of the Company’s bank debt. In return for the guarantee, the Chairman and majority shareholder are to receive a fee of $250,000 plus 6 percent interest on the $250,000 fee from January 1, 2007 until it is paid and the Chairman’s personal guarantee is released by the bank.

Additionally, the Company has secured a contract with a major European-based multinational medical company for the supply of its blood collection safety devices over a five-year period. The contract is for more than 100 million units or approximately $30 million of product. The Company has obtained conditional financing commitments from third party lenders in amounts the Company believes will be sufficient to permit it to fulfill the contract requirements. There can be no assurances that the Company will meet the conditions to the financing commitments; that the financing arrangements will be sufficient to fulfill the requirements of the contract; or that fulfilling the contract will ultimately be profitable to the Company.

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

F-19

statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues and Costs Recognition - The Company derives its revenues from the sales of protective needle equipment. Revenues and accounts receivable are currently derived from the sale of the Needlyzer™ (needle destruction device) and Safe-Mate® (safety dental needle) products. Revenues and accounts receivable are recognized when delivery has occurred and collectability is probable. The Company anticipates generating revenue from its tube-activated Vacu-Mate device by the end of the third quarter of 2007.

Cost of goods sold includes all direct production costs and shipping and handling costs. General and administrative costs are charged to the appropriate expense as incurred.

Accounts Receivable - As is customary in the industry, the Company does not require collateral from customers in the ordinary course of business. Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollected amounts through a charge to earnings and a credit to the allowance for doubtful accounts based on its assessment of the current status of individual accounts. Management believes that all accounts receivables are collectible, and an allowance for doubtful accounts is not necessary at December 31, 2006 and 2005. The Company does not accrue finance charges on its past due accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable.

Inventory - Inventory consists of Safe-Mate® safety needles and Needlyzer™ devices and is carried at the lower of cost or market value on a first-in first-out basis. The Company took an inventory write down for its Needlyzer™ device, reflecting its policy to liquidate these inventories and discontinue efforts to market the device (See also Note 3).

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization for assets placed in service is provided using the straight-line method over their estimated useful lives. The cost of normal maintenance and repairs is charged against earnings. Expenditures which significantly increase asset values or extend useful lives are capitalized. The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

Intangible Assets - Intangible assets consist principally of intellectual properties such as regulatory product approvals and patents. Intangible assets are amortized using the units-of-production method over their estimated period of benefit, ranging from one to ten years upon being placed in full production. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No material impairments of intangible assets have been identified during any of the periods presented. Amortization was immaterial for all periods presented.

Research and Development Costs - Research and development costs are charged to expense as incurred. These expenses do not include an allocation of salaries and benefits for the personnel engaged in these activities. Although not expensed as research and development, all salaries and benefits for the years ended December 31, 2006 and 2005, have been expensed. The Company incurred no research and development costs during the years ended December 31, 2006 and 2005, respectively.

Advertising - Advertising costs are expensed as incurred. The Company incurred $71,277 and $66 of such costs during the years ended December 31, 2006 and 2005, respectively.

Income Taxes -Income tax expense is provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to the effects of net operating loss carry forwards and differing basis, depreciation methods, and lives of depreciable assets. The deferred tax assets represent the future tax return consequences of those differences, which will be deductible when the assets are recovered.

F-20

Cash and Cash Equivalents - For the purposes of the Statements of Cash Flows, the Company considers cash and cash equivalents to be cash in all bank accounts, including money market and temporary investments that have an original maturity of three months or less.

Concentration of Credit Risk - From time to time during the years ended December 31, 2006 and 2005, certain bank account balances were in excess of federally insured limits. The company has not experienced losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Recent Accounting Pronouncements

In June 2006, FIN 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of SFAS No. 109, clarifies the accounting for uncertainties in income taxes recognized in an enterprise’s financial statements. The Interpretation requires that we determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority. If a tax position meets the more likely than not recognition criteria, FIN 48 requires the tax position be measured at the largest amount of benefit greater than fifty percent (50%) likely of being realized upon ultimate settlement. This accounting standard is effective for fiscal years beginning after December 15, 2006. The effect, if any, of adopting FIN 48 is not expected to have a material affect on our financial position and results of operations.

In September 2006, the Staff of the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year’s financial statements are materially misstated. SAB 108 is effective for the Company’s fiscal year 2007 annual financial statements. The adoption of SAB 108 is not expected to have an impact on our financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). This standard defines fair value, establishes the framework for measuring fair value in accounting principles generally accepted in the United States and expands disclosure about fair value measurements. This pronouncement applies under other accounting standards that require or permit fair value measurements.

Accordingly, this statement does not require any new fair value measurement. This statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are currently evaluating the requirements of SFAS No. 157 and have not yet determined the impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FAS 115 (“SFAS No.159”). SFAS No. 159 allows companies to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 also establishes presentation and disclosure requirements. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 159 on our financial position, results of operations or cash flows.

NOTE 2 - ACQUISITION

During 2006, the Board of Directors authorized the acquisition of Key-Lok™ Needleless IV system. This entity was owned by Baton Ventures, LLC, which is managed by Baton Development, Inc., an entity owned by the Company’s Vice Chairman. The Company has evaluated the product for approximately two years, during which the Company established a strategic plan for developing this product. The product has previously been manufactured, and it received a 510(k) clearance to market from the United States Food and Drug Administration (USFDA). Key-Lok was initially pre-marketed through a number of potential customers and/or distributors, and through these efforts it was determined that the product required minor modifications to achieve acceptance in the marketplace. These modifications have been engineered but not integrated into existing tooling. The acquisition included all materials, production equipment tooling, assembly equipment, supplies, and a packaging machine. The Company

F-21

agreed to purchase Key-Lok from Baton Ventures, LLC for 1,600,780 shares of common stock or approximately $989,000.

NOTE 3 - INVENTORY

The Company’s legacy product, Needlyzer™, has not experienced the success anticipated by the Company. The Company has made a decision to discontinue its selling strategy regarding this product, and plans to liquidate its inventory completely. It is currently in negotiations with a customer that has expressed interest in purchasing the remaining inventories. This customer purchased 72 devices and related equipment from the Company in 2006 for approximately $315 per unit, and has indicated that they are working on a proposal to purchase the remaining inventory that the company has on hand. The Company has reduced the value of this inventory from its original cost to an amount that is equivalent to its estimated net realizable value less all applicable disposition costs. The write down of the inventory from its original cost occurred in December 31, 2004, and amounted to $394,474.

NOTE 4 - NOTES PAYABLE TO AND ADVANCES FROM SHAREHOLDERS

Notes payable to and advances from shareholders represent loans and advances received from officers, directors, shareholders and entities in which they exert significant control over. They are comprised of the following:

	2006	2005
Short-term advances with no stated terms
settled in the ordinary course of business	$ 191,116	$ 331,320

Demand and Promissory Notes with varying
interest rates and conversion features	2,770,100	7,034,388

	$2,961,216	$7,365,708

The promissory notes generally contained interest rates ranging to 20% per annum plus penalty interest when they reached maturity and remained unpaid. At December 31, 2006 and 2005 they included $570,100 in notes that by their terms were convertible at approximately $3.70 per share. The Company has made an offer to the holders of these convertible notes whereby they may convert their notes into shares of the Company’s common stock at a rate of $0.65 per share. At December 31, 2006 and 2005, an additional $200,000 in promissory notes were payable to a Director of the Company. The notes are non-interest bearing until July 1, 2007 at which time interest accrues at 6% per annum. The Company has also offered to convert these notes into shares of the Company’s common stock at a rate of $0.65 per share. At December 31, 2006, the balance of the promissory notes was represented by a $2,000,000 note to a company controlled by the Company’s Chairman as described in the next paragraph.

Interest on the outstanding principal balance will be calculated at 6.0%, beginning on January 1, 2007, on the then unpaid principal balance until the balance has been retired. Principal and all accrued interest on the note must be repaid on the date the Company completes an equity or debt financing resulting in gross proceeds to the Company of at least $6,000,000. The note also allows for various penalty provisions in the form of additional interest, as defined in the note, if all principal and accrued interest is not repaid by December 31, 2007. The note is callable if not repaid by December 31, 2008.

During 2006, approximately $2.6 million of the 2005 balance of promissory notes was repaid from the proceeds of the $5,000,000 term note discussed in Note 6. Also during 2006, another approximately $1.6 million of the 2005 balance of promissory notes were converted into shares of the Company stock.

Subsequent to December 31, 2006, the Company has repaid $250,000 of the convertible promissory notes discussed above.

F-22

NOTE 5 - RELATED PARTY TRANSACTIONS

The $2,000,000 demand note payable discussed in Note 4 above is to CRM Development Company. (“CRM”) an entity that is owned by the Company’s Chairman, CEO, and majority stockholder. The note originated on September 1, 2006 as part of a corporate debt restructuring of the Company. CRM has continually loaned money to the Company, provided services for the Company, paid various Company related expenses directly, guaranteed Company loans, and subsidized the office lease expense on behalf of the Company, which is located in a building, owned by a partnership in which the Chairman is a partner. CRM agreed to forgive amounts otherwise owed or accruable to it under its loan agreements with the Company in exchange for 2,950,000 shares of common stock valued at $1,822,805 and a promissory note payable from the Company in the amount of $2,000,000. The Company recognized a gain of $1,294,526 in connection with the debt forgiveness from CRM. Prior to September 1, 2006, all monies advanced by CRM were considered advances with no definitive repayment terms. The balance of these advances totaled $3,188,363 at December 31, 2005.

In addition to the transactions discussed above and in Note 4, the company incurred interest expense on the indebtedness to shareholders totaling approximately $415 thousand and $2.8 million for the years ended December 31, 2006 and 2005, respectively. Accounts payable to officers and employees of the Company totaled approximately $195 thousand and $295 thousand at December 31, 2006 and 2005, respectively.

NOTE 6 - LONG-TERM DEBT

Long-term debt at December 31, 2006 and 2005 consists of the following:

	2006	2005
Payable to Fifth Third Bank, Term Loan, interest
payable at prime plus 2%, monthly payments of
$138,889 beginning August 2008, maturing
August 1, 2011, collateralized by an
assignment of intellectual properties	$5,000,000	$ —

Payable to Fifth Third Bank, Revolving Line of
Credit, interest at prime, monthly beginning
April 2007, due August 1, 2008	175,000	—

Payable to Whitaker Bank, Draw Loan, interest
payable at 7.5%, monthly payments of
principal and interest of $10,000, due
through July 23, 2010, secured by certain
inventory of the Company	518,095	595,579

	5,693,095	595,579

Less: current portion	83,991	77,484

Long-term portion	$5,609,104	$518,095

The revolving line of credit, as amended in March 2007, permits the Company to draw up to $1,000,000.

Maturities of long-term debt are summarized as follows:

2008	959,956
2009	1,764,205
2010	1,912,721
2011	972,222

$5,609,104

F-23

NOTE 7 - SHAREHOLDERS’ EQUITY

The Company maintains two classes of stock. Common stock with a par value of $0.01 per share, and Preferred Class A Stock with a par value of $.01 per share. The Company was authorized to issue 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Class A Stock. The Company had outstanding 22,795,529 and 16,681,899 shares of Common Stock at December 31, 2006 and 2005, respectively, and no Preferred Class A Stock. In addition there were also options to acquire common stock that were outstanding at December 31, 2006 and 2005, in the amounts of 25,000 and 103,337, respectively. The options that were outstanding at December 31, 2006 and 2005, were not issued as part of a plan, but were issued as inducements for investors and shareholders to provide funding. Of the 103,337 options outstanding at December 31, 2005, 78,337 options expired unexecuted during the year ended December 31, 2006.

The Preferred Class A Stock is cumulative with liquidation preferences and is convertible, at the option of the holder, at any time into shares of common stock. The Preferred Class A Stock also carries an automatic conversion feature in the event that the Company raises at least $20 million dollars in a public offering.

During the year ended December 31, 2005:

Baton Ventures, LLC, an entity managed by Baton Development, Inc., an entity owned by the Company’s Vice Chairman, converted its Convertible note, in the amount of $1,000,000, and executed a total of 1,618,313 options associated with this note.

In return for interest earned on its Convertible Note made to the Company from April 2003 through December 2005 and subsequently converted (above), the Company settled the interest amount and issued 798,372 shares of Common Stock to Baton Ventures, LLC and its participating investors for the total accrued interest amount of $493,336. In return for loans totaling $312,853 made to the Company from April 2003 through December 2005, the Company issued 312,853 shares of Common Stock to Baton Development, Inc., an entity owned by the Company’s Vice Chairman. Also, for additional loans totaling $50,000 made to the Company from April 2003 through December 2005, the company issued an additional 80,915 shares to Baton Development, Inc. For interest earned on this additional investment of $50,000 the Company settled the accrued interest of $24,667 and issued an additional 39,919 shares to Baton Development, Inc.

In return for loans totaling $993,013 made to the Company from April 2003 through December 2005, the Company issued 2,648,035 shares to CRM, an entity owned by the Company’s Chairman. Issuance of these shares was made and approved by the Board of Directors.

During the year ended December 31, 2006:

In recognition for service to the Company, the Board of Directors granted a total of 450,000 shares of stock to its Board members and Corporate Secretary. Each person received a grant of 25,000 shares each year for the years 2003, 2004, and 2005, as the Board had not issued any shares or compensation to its Board during that period.

In return for the execution of a debt reduction agreement with the Company, CRM agreed to waive all associated warrants, current loans, accrued interest payable, and all other considerations in return for the note payable of $2,000,000 discussed in Note 4 and a grant of 2,950,000 shares of common stock. At the time of the agreement, CRM had loans in excess of $3,000,000, associated warrants for the issuance of these loans, accrued management fees payable, and estimated accrued interest due in excess of $1,500,000. CRM agreed to eliminate or forgive all debt, interest payable, warrants, options, and any other associated compensation due in exchange for the common shares and the note payable. This completes consideration of notes, payments, and all other activities executed by CRM during the period from January 1999 through September 2006, see note 5 for more details.

F-24

The Company elected to acquire a needleless IV system, known as Key-Lok™, a product owned by Baton Ventures, LLC, an entity managed by Baton Development, Inc., an entity owned by the Company’s Vice Chairman. The purchase was accomplished with stock, and was acquired for a total of 1,600,780 shares and the assumption of outstanding legal bills of approximately $10,000. In addition, Baton Ventures, LLC elected to convert a total of $452,000 in additional bridge loans to capital stock. These loans were capitalized with the issuance of 731,510 shares of common stock.

An entity that had previously performed accounting and tax services for the Company, elected to convert its outstanding receivable with the Company. A Board member and corporate Treasurer, was a member of this firm. The total outstanding payable of $37,099 was capitalized with the issuance of 60,040 shares of Common Stock to the firm’s three partners, including the Board member, in equal number of shares.

Also during 2006, three shareholders converted notes/accounts payable to shares of common stock. Two note holders converted $98,500 in outstanding notes payable to 159,462 shares of common stock, and one shareholder/employee converted $100,000 of the Company’s account payable to him into 161,838 shares of common stock.

NOTE 8 - INCOME TAXES

The company incurred no current or net deferred income tax expense or benefit for the years ended December 31, 2006 and 2005. Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.

The tax effects of temporary differences that give rise to significant portions of the deferred assets at December 31, 2006 and 2005 are presented below:

	2006	2005
Deferred tax assets (liabilities):
Fixed assets	$ 3,152	$ 7,627
Accounts receivable	—	(226,100)
Inventory	124,754	129,226
Accrued interest payable	180,636	670,100
State deferred tax asset	588,958	551,596
Net operating loss carryforwards	3,028,886	2,544,856
Less: valuation allowance	(3,926,386)	(3,677,305)

Net deferred tax assets	$ —	$ —

The Company has deferred tax liabilities as of December 31, 2006 and 2005 of $0 and $226,100, respectively, and the majority of its deferred tax asset consists of a net operating loss carryforward (tax effect) of $3,028,886 and $2,544,856, respectively, directly related to its total net operating loss carryforwards of $8,908,489 and $7,484,872, respectively. These net operating loss carryforwards begin expiring in 2015, and are entirely offset by a valuation allowance of $(3,926,386) and $(3,677,305) as of December 31, 2006 and 2005, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. Management believes it is more likely than not that some portion or all of the deferred tax assets will not be realized.

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NOTE 9 - LEASE COMMITMENT WITH RELATED PARTY

The Company leases its office and storage facility in Lexington, Kentucky, under a non-cancelable operating lease with a related party. On January 10, 2007, the Company signed a lease addendum that among other things extended the term of the April 16, 1998 lease. The addendum allowed for an extension of the original lease through August 2012 in accordance with renewal language in the 1998 lease.

The addendum also contains two five year extension options. The addendum also acknowledged that the company was in good standing and was not in arrears on lease payments or in default of any provisions within the lease or subsequent addendums. The addendum calls for payments of $3,500 each month for the period from January 1, 2007, through July 31, 2007. Monthly lease payments will increase to $6,500 beginning August 1, 2007, and continuing for the remainder of the initial five year lease term.

Total lease expense was $24,488 and $0 for the years ended December 31, 2006 and 2005, respectively.

Future minimum annual lease payments at December 31, 2006, are as follows:

2007	$57,000
2008	78,000
2009	78,000
2010	78,000
2011	78,000
2012	45,000

NOTE 10 - SUBSEQUENT EVENTS

As discussed in Note 1, on January 10, 2007 the Company affected the share exchange in connection with its merger with VACUMATE, LLC. This merger was approved by the Board of Directors in 2006, and approved by its shareholders at the Annual Shareholders Meeting. The merger was a stock for stock merger that provided MedPro shareholders with a post-merger ownership of 40.0% and the non-MedPro members of VACUMATE, LLC, an ownership of 60.0% in the newly merged company. All members of VACUMATE, LLC, were existing Company shareholders. The transaction was completed utilizing a reverse stock split whereby then existing MedPro shareholders received .4 newly issued shares for each share then held and post-split shares were issued to the non-MedPro members of VACUMATE, LLC. Following the reverse stock split and merger, the company had approximately 22.8 million post-split shares issued and outstanding. Subsequent to December 31, 2006 the Company also amended its charter to authorize up to 25 million shares of its common stock.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. The registrant will pay all of these amounts. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$ 4,552
Accounting Fees and Expenses	25,000
Legal Fees and Expenses (excluding Blue Sky)	50,000
Printing and Engraving Fees and Expenses	10,000
Blue Sky Fees and Expenses	25,000
Transfer Agent and Registrar Fees and Expenses	2,500
Miscellaneous	7,948

Total	$125,000

Item 14. Indemnification of Directors and Officers

        Under Nevada law and pursuant to our Articles of Incorporation and bylaws, MedPro may indemnify its officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to MedPro’s officers or directors pursuant to the foregoing provisions, MedPro has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

        During the past three years, we have issued the following unregistered securities. None of the these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder.

        On December 28, 2007, in connection with our merger into Dentalserv.com, and concurrent private placement of units, we issued the following securities:

•	Accredited investors made a $13 million investment in MedPro to purchase 6,668,230 units comprised of one share of Series A Stock and a variable series of common stock purchase warrants. The purchase price was $1.945 per unit. The warrants consist of Series A, Series B, Series C, and Series J warrants. The warrants are convertible into 25,286,691 shares of common stock at prices ranging from $1.81 to $2.18 per share.
•	We issued 11,284,754 shares of common stock to the shareholders of our predecessor corporation.
•	We issued 593,931 newly issued shares of our common stock, and warrants to purchase 533,458 shares of our common stock at an exercise price of $1.81 as a fee for financial advisory services in connection with the investment in our company by the accredited investors.

II-1

        On February 19, 2005, DentalServ issued 50,000 shares of its common stock as partial consideration for an operating software product.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

II-2

Exhibit No. (1)	Description

3.1	Amended and Restated Articles of Incorporation. (incorporated herein by reference to Exhibit 3.1 to registrant’s Current Report on Form 8-K (Commission No. 000-49768) filed with the Commission on January 4, 2008).

3.2	Bylaws (incorporated herein by reference to Exhibit 3.2 to registrant’s Current Report on Form 8-K (Commission No. 000-49768) filed with the Commission on January 4, 2008).

4.1	Certificate of Designations, Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.1 to registrant’s Current Report on Form 8-K/A (Commission No. 000-52077) filed with the Commission on September 10, 2007).

4.2	Form of Series A Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.3 to registrant’s Current Report on Form 8-K/A (Commission No. 000-52077) filed with the Commission on September 10, 2007).

4.3	Form of Series B Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.4 to registrant’s Current Report on Form 8-K/A (Commission No. 000-52077) filed with the Commission on September 10, 2007).

4.4	Form of Series J Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.5 to registrant’s Current Report on Form 8-K/A (Commission No. 000-52077) filed with the Commission on September 10, 2007).

4.5	Form of Series C Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.6 of the Form 8-K/A filed on September 10, 2007, File No. 000-52077).

4.6*	Series A Convertible Stock Purchase Agreement dated as of September 5, 2007.

5.1*	Opinion of Frost Brown Todd LLC.

10.1*	Technology Acquisition Agreement, dated February 19, 2007, by and among SGPF, LLC, Hooman Asbaghi and Visual Connections, Inc.

10.2*	Technology Development and Option Agreement, between SGPF, LLC and MedPro Safety Products, Inc.

10.3*	Loan Agreement, between Fifth Third Bank and MedPro Safety Products, Inc.

10.4*	Promissory Note, dated September 1, 2006, between MedPro Safety Products, Inc. and CRM Development Company.

23.1	Consent of Rodefer Moss & Co., an independent registered public accounting firm.

23.2	Consent of Frost Brown Todd LLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the Registration Statement).

*	To be filed by amendment.

(b)	Financial Statement Schedules

None.

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Kentucky on February 8, 2008.

MEDPRO SAFETY PRODUCTS, INC.

By: /s/ Walter Weller
Walter Weller President and Chief Operating Officer

POWER OF ATTORNEY AND SIGNATURES

        We, the undersigned officers and directors of MedPro Safety Products, Inc., hereby severally constitute and appoint Walter Weller, Marc T. Ray, and W. Craig Turner, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement on Form S-1 filed herewith, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable MedPro Safety Products, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney, or any of them, or their substitute or substitutes, to said Registration Statement and any and all pre-effective and post-effective amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ W. Craig Turner W. Craig Turner	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)	February 8, 2008

/s/ Marc T. Ray Marc T. Ray	Vice President Finance, Chief Financial Officer (Principal Financial and Accounting Officer)	February 8, 2008

/s/ Walter Weller Walter Weller	President, Chief Operating Officer, Director	February 8, 2008

/s/ Gary Peterson Gary Peterson	Director	February 8, 2008

/s/ Warren Rustand Warren Rustand	Director	February 10, 2008

II-5

EXHIBIT INDEX

Exhibit No. (1)	Description

3.1	Amended and Restated Articles of Incorporation. (incorporated herein by reference to Exhibit 3.1 to registrant’s Current Report on Form 8-K (Commission No. 000-49768) filed with the Commission on January 4, 2008).

3.2	Bylaws (incorporated herein by reference to Exhibit 3.2 to registrant’s Current Report on Form 8-K (Commission No. 000-49768) filed with the Commission on January 4, 2008).

4.1	Certificate of Designations, Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.1 to registrant’s Current Report on Form 8-K/A (Commission No. 000-52077) filed with the Commission on September 10, 2007).

4.2	Form of Series A Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.3 to registrant’s Current Report on Form 8-K/A (Commission No. 000-52077) filed with the Commission on September 10, 2007).

4.3	Form of Series B Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.4 to registrant’s Current Report on Form 8-K/A (Commission No. 000-52077) filed with the Commission on September 10, 2007).

4.4	Form of Series J Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.5 to registrant’s Current Report on Form 8-K/A (Commission No. 000-52077) filed with the Commission on September 10, 2007).

4.5	Form of Series C Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.6 of the Form 8-K/A filed on September 10, 2007, File No. 000-52077).

4.6*	Series A Convertible Stock Purchase Agreement dated as of September 5, 2007.

5.1*	Opinion of Frost Brown Todd LLC.

10.1*	Technology Acquisition Agreement, dated February 19, 2007, by and among SGPF, LLC, Hooman Asbaghi and Visual Connections, Inc.

10.2*	Technology Development and Option Agreement, between SGPF, LLC and MedPro Safety Products, Inc.

10.3*	Loan Agreement, between Fifth Third Bank and MedPro Safety Products, Inc.

10.4*	Promissory Note, dated September 1, 2006, between MedPro Safety Products, Inc. and CRM Development Company.

23.1	Consent of Rodefer Moss & Co., an independent registered public accounting firm.

23.2	Consent of Frost Brown Todd LLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the Registration Statement).

*	To be filed by amendment.

II-6